Exhibit 10.1
Confidential
Share Purchase Agreement
by and between
the Shareholders of The Switch Engineering Oy
and
American Superconductor Corporation
concerning
The Switch Engineering Oy
12.3.2011

Contents

1 Definitions	1
2 Ownership and Corporate Structure of the Company	7
2.1 Ownership	7
2.2 Corporate Structure	7
3 Object of the Agreement	8
4 Purchase Price	8
4.1 Purchase Price	8
4.2 Payment of Purchase Price	8
4.3 Allocation of Purchase Price	9
4.4 Escrow Arrangement	10
5 Transfer of Title and Assignment	10
6 Closing	11
6.1 Closing	11
6.2 Sellers’ Conditions Precedent	11
6.3 Purchaser’s Conditions Precedent	11
6.4 Deliveries at Closing	12
6.5 Extraordinary General Meetings	13
6.6 Reasonable Efforts to Close	13
7 Representations and Warranties of Sellers	14
7.1 Ownership of Shares and Authority of Sellers	14
7.2 Existence	15
7.3 The Audited Annual Accounts	15
7.4 Corporate Records and Documentation	15
7.5 Assets	16
7.6 Leases	16
7.7 Governmental Authorizations	16
7.8 Claims and Litigation	16
7.9 Taxes	16
7.10 Intellectual Property Rights	18
7.11 Employment and Pensions	19
7.12 Environmental Matters	19
7.13 Material Contracts	20
7.14 Suppliers and Customers	21
7.15 Ordinary Course of Business	21
7.16 Insurance	22
7.17 Product Liability and Warranty Claims	22
7.18 Dividends	22
7.19 Subsidiaries	22
7.20 Compliance with Laws; Anti-Bribery Laws	23
7.21 Affiliate Transactions	23
7.22 No Other Warranties	23
7.23 Disclosure	24
8 Representations and Warranties of Purchaser	24
8.1 Existence	24
8.2 Power and Authority of Purchaser	24
8.3 Financing	24
8.4 Issuance of Shares	24
8.5 No Basis for Claims	24
9 Indemnity	25
9.1 Indemnity of Purchaser	25

9.2 Limitation of Sellers’ Liability	25
9.2.1 Monetary Limitations	25
9.2.2 Time Limitations	26
9.2.3 Mitigation and Compensation from Third Parties	26
9.2.4 Other limitations	27
9.3 Joint and Several Liability	27
9.4 Third Party Claim	28
9.5 Indemnity of Sellers	28
10 Confidentiality	29
11 Covenants	29
11.1 Release from Liability of the Directors of the Group Companies	29
11.2 Non-Competition	29
11.3 Non-Solicitation	30
11.4 Ordinary Course of Business	30
11.5 Obligation to Inform	31
11.6 Access to Information	32
11.7 U.S. GAAP Financial Statements	32
11.8 Ordinary Course of Business of Purchaser	32
12 Miscellaneous	33
12.1 Notices and Sellers’ Representatives	33
12.2 Appendices Incorporated	34
12.3 Headings	34
12.4 Assignment	35
12.5 Entire Agreement	35
12.6 Transfer Tax	35
12.7 Costs	35
12.8 Governing Law	35
12.9 Arbitration	35
12.10 Amendments	35
12.11 Provisions Severable	36
12.12 Counterparts of Agreement	36

List of appendices

Appendix A	Company’s Shareholders’ Register
Appendix 1.5	Audited Annual Accounts
Appendix 1.18	Disclosure Material
Appendix 1.19	Disclosure Letter
Appendix 1.24	Escrow Agreement
Appendix 1.35	Material Contracts
Appendix 1.46	Registered IP
Appendix 1.52	Stockholders Agreement
Appendix 1.62	Warrantors
Appendix 2.1	Form of Accession Letter
Appendix 4.2	Payment and Allocation of Purchase Price
Appendix 5	Share Transfer Form
Appendix 7.1	Shares of Subsidiaries owned by the Company
Appendix 7.4	Corporate Records and Documentation
Appendix 7.6	Business Premises
Appendix 7.8	Claims and Litigation
Appendix 7.9	Taxes
Appendix 7.10 (a)	Intellectual Property Rights
Appendix 7.10 (b)	Licenses In and Licenses Out
Appendix 7.11 (a)	Deferred Compensations
Appendix 7.11 (b)	Labour Claims
Appendix 7.14	Suppliers and Customers
Appendix 7.15	Government Loans
Appendix 7.16	Insurances
Appendix 7.21	Affiliate Transactions
Appendix 11.2	Certain Sellers Bound by Non-Competition Obligation
Appendix B	Sellers Represented by Sellers’ Representatives

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT is entered into on this 12th day of March, 2011, by and between private persons, corporations and private equity funds listed in Appendix A (“Sellers”)
and
American Superconductor Corporation, a corporation incorporated and existing under the laws of Delaware, United States, having its principal place of business at 64 Jackson Road Devens, MA 01434, United States (“Purchaser”).
(Each also referred to as “Party” or together as “Parties”)
PREAMBLE
A. Sellers own one hundred per cent (100%) of the issued and outstanding shares in The Switch Engineering Corporation (Business Identity Code 2046716-9), a limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Vaasa, Finland, and being engaged in the business of megawatt-class permanent magnet generator and full-power converter packages for wind power and other new energy applications (“Company”); and
B. Purchaser is willing to acquire all of the issued and outstanding shares in the Company and Sellers are willing to sell and transfer such shares to Purchaser upon the terms and subject to the conditions set forth below.
NOW THEREFORE, the Parties agree as follows:
1 Definitions
As used in this Agreement, the following terms shall have the meanings defined below. The singular (where appropriate) shall include the plural and vice versa and references to Appendices and Sections shall mean appendices and sections of this Agreement:

1.1	“Accounting Principles”
means (i) in case of audited consolidated statutory financial statements of the Group Companies, the International Financial Reporting Standards (IFRS), (ii) in case of audited parent company statutory financial statements of the Company, the generally accepted accounting principles in Finland and (iii) in case of audited statutory financial statements of the Subsidiaries, the generally accepted accounting principles in the respective jurisdictions of the Subsidiaries, in each case as consistently applied by the Company and the Subsidiaries.

1.2	“Affiliate”
of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3	“Agreement”	means this Share Purchase Agreement and the appendices hereto.

1.4	Anti-Bribery Laws	shall have the meaning set forth in Section 7.20 (b).

1.5	“Audited Annual Accounts”
means (i) the audited consolidated statutory financial statements (and the notes thereto) of the Group Companies, (ii) the audited parent company statutory financial statements (and the notes thereto) of the Company and (iii) the audited statutory financial statements (and the notes thereto) of each of the Subsidiaries, in each case as of the Balance Sheet Date and together with the auditor’s statutory reports, as set forth in Appendix 1.5.

1.6	“Balance Sheet Date”	means 31 December 2010.

1.7	“Board”	means the current board of directors of the Company.

1.8	“Business Day”	means a day on which banks are open for business in Finland and the United States (excluding Saturdays, Sundays and public holidays).

1.9	“Business Information”
means material financial, commercial and technical information, including drawings, specifications, manufacturing data, quality assurance and test and evaluation procedures and records, research and development results and reports, marketing studies, and all other information used by and material for a Group Company in the course of its business.

1.10	“Business IP”	means Intellectual Property Rights used or held for use by any Group Company for the purposes of its business.

1.11	“Claim”	means any claim made by Purchaser in accordance with this Agreement against Sellers or any of them in respect of any breach of this Agreement.

1.12	“Closing”	means the consummation of the transactions contemplated in this Agreement as described in Section 6 below.

1.13	“Closing Date”	shall have the meaning set forth in Section 6.1.

1.14	“Company”	shall have the meaning set forth in the Preamble, Section A.

1.15	“Confidential Information”
means any and all non-public information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information regarding Seller(s), the Group Companies or Purchaser, which information is not publicly known or known to persons unaffiliated with Seller(s), or the Company and/or Purchaser, as the case may be.

1.16	“Definitive Agreements”	means the following agreements: this Agreement, the Employment Contracts of the Directors, the Stockholders Agreement and the Escrow Agreement.

1.17	“Directors”	means each of Dag Sandås, Jukka-Pekka Mäkinen, Pertti Kurttila, Reijo Takala, Jari Kemppi, Jukka Rantanen and Anders Troedson.

1.18	“Disclosure Material”
means all the documents contained in the data room and other written information and answers to questions presented by Purchaser and its advisors in connection with the due diligence review, in each case as contained in the data room or submitted to Purchaser no later than three (3) Business Days prior to the Signing and listed in Appendix 1.18.

1.19	“Disclosure Letter”	means the Disclosure Letter issued by Sellers no later than three (3) Business Days prior to the Signing as set forth in Appendix 1.19.

1.20	“Employee Benefit Plans”
means each employee benefit plan and pension, retirement, early retirement, bonus or unemployment agreement, fund, commitment or similar arrangement maintained by the Group Companies or to which any of the Group Companies contributes (or has any obligation to contribute) with respect to any of its current or former employees.

1.21	“Employment Contracts”	means the new employment contracts of the Directors executed simultaneously with this Agreement and taking effect as at the Closing.

1.22	“Escrow Account”	shall have the meaning set forth in Escrow Agreement.

1.23	“Escrow Agent”	means Skandinaviska Enskilda Banken AB (publ).

1.24	“Escrow Agreement”	means the escrow agreement as set forth in Appendix 1.24 to be executed at the Closing.

1.25	“Escrow Payment”	means ten per cent (10%) of the Purchase Price as defined in Section 4.2 below, which shall be withheld and placed into escrow as security to pay for any Claims or part of such Claims.

1.26	“Governmental Entity”	shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

1.27	“Group Company”	means the Company or any of its Subsidiaries.

1.28	“Hardware”	means computer, telecommunications and network equipment (including computer peripherals) and all associated user, maintenance and other documentation.

1.29	“Intellectual Property Rights”
means patents, trademarks, copyrights and registered designs and applications for any of the same in any part of the world, trade and business names, design rights, database rights, rights in inventions, domain names, trade secrets and Confidential Information, rights under licenses and other proprietary rights of a similar nature in any part of the world.

1.30	“Licenses In”	shall have the meaning set forth in Section 7.10 below.

1.31	“Licenses Out”	shall have the meaning set forth in Section 7.10 below.

1.32	“Long-Stop Date”	shall have the meaning set forth in Section 6.6 below.

1.33	“Loss”	shall have the meaning set forth in Section 9.1 below.

1.34	“Material Adverse Effect”
means any material adverse change in or effect on the assets or financial condition or business, prospects or operations of the Company or the Subsidiaries, taken as a whole, excluding however any change or effect arising out of general economic or general market conditions which do not disproportionately impact the Company or the Subsidiaries relative to other companies in the industry in which the Company and the Subsidiaries operate.

1.35	“Material Contracts”	means existing contracts of the Company listed in Appendix 1.35.

1.36	“Minor Sellers”	Means Sellers owning 550 Shares or less as listed in Appendix 4.2.

1.37	“Non-Accredited Investor”
shall mean a Person investor who does not meet the requirements to be an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

1.38	“Non-Sophisticated Investor”
shall mean a Person who, alone or together with such Person’s Purchaser Representative, does not have such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by the Stockholders’ Agreement.

1.39	“Payment”	shall have the meaning set forth in Section 4.2 (i) below.

1.40	“Person”
shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity

1.41	“Pre-Closing Period”
shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

1.42	“Purchase Price”	shall have the meaning set forth in Section 4.1 below.

1.43	“Purchaser”	shall have the meaning set forth in the introductory paragraph above.

1.44	“Purchaser Common Stock”	shall mean shares in common stock of Purchaser to be issued to Sellers (other than Minor Sellers) pursuant to Section 4.2.

1.45	“Purchaser Representative”	shall have the meaning set forth in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended.

1.46	“Registered IP”
means registered patents, registered trademarks, registered designs and registered copyrights and registered domain names and applications for any of the same in any part of the world owned by any Group Company, including that listed in Appendix 1.46.

1.47	“Release Date”	shall have the meaning set forth in Section 4.4 below and in the Escrow Agreement.

1.48	“Returns”	shall have the meaning set forth in Section 7.9 (a).

1.49	“Sellers”	means persons, corporations and private equity funds together as set forth in Appendix A.

1.50	“Sellers’ Knowledge”	means the actual knowledge of the members of the Board and the Directors, as a collective, after due and diligent review of the relevant Warranties and the subject matter thereof.

1.51	“Sellers’ Representatives”	shall have the meaning set forth in Section 12.1.

1.52	“Stockholders Agreement”	means the Stockholders Agreement as set forth in Appendix 1.52 hereto executed simultaneously with this Agreement.

1.53	“Shareholders’ Agreement”	means the shareholders’ agreement by and among Sellers dated 31 October 2006.

1.54	“Shares”
means one hundred per cent (100%) of the issued and outstanding shares in the Company, each such share with a nominal value of one euro (1.00 EUR), held by the shareholders of the Company as set forth in Appendix A. For the sake of clarity, shares redeemed by the Company prior to Closing pursuant to Section 2.1 and held as treasury shares by the Company at Closing are not included in the definition of the Shares.

1.55	“Signing”	means the signing of this Agreement on the date hereof.

1.56	“Signing Date”	means the date of this Agreement.

1.57	“Software”
means computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all related source and other preparatory materials, including user requirements and functional specifications, algorithms, software tools and manuals and other documentation relating thereto.

1.58	“Subsidiaries”	means the subsidiaries of the Company as set forth in Section 2.2.

1.59	“Taxes”
shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity.

1.60	“Updated Disclosure Letter”	shall have the meaning set forth in Section 7.

1.61	“Warranties”	means the warranties of Sellers as defined in Section 7 below.

1.62	“Warrantors”	means Sellers defined in Appendix 1.62.
2 Ownership and Corporate Structure of the Company
2.1 Ownership
The Company is a company incorporated and validly existing under the laws of Finland with registered offices at Yrittäjänkatu 11, 65380 Vaasa, Finland, and with business identity code 2046716-9. The Company has a fully paid up share capital of EUR 4,996,344. The Company does not have outstanding stock options at the time of Signing. The Company has redeemed 3,876 shares prior to Signing, which shares are and will remain at the Closing in the possession of the Company.
Sellers are the sole shareholders of the Company and each of Sellers holds the Shares set forth in Appendix A in the Company at the time of Signing and the Closing, provided that (i) any Sellers who are employees of the Group Companies (other than the Directors) at the time of Signing but will not be employed by the Group Companies at the time of the Closing, or have been notified of termination of employment or have submitted a notice of termination prior to the Closing, shall sell and deliver their Shares to the Company prior to Closing, and Sellers shall cause the Company to redeem such Shares, in accordance with the Shareholders’ Agreement and be excluded from the definition of “Sellers” and (ii) any Persons who will become employees of the Group Companies after the time of Signing and before the time of Closing and who will receive Shares in connection with their employment in accordance with the Shareholders’ Agreement shall accede to the Shareholders’ Agreement and this Agreement prior to the Closing by executing an accession letter in the form of Appendix 2.1 and be included in the definition of “Sellers”. For the purpose of a valid private placement under the applicable US regulations, the Company and Sellers undertake not to transfer Shares to such new employees after the time of Signing and before the time of Closing that the number of the Non-Accredited Investors and the Non-Sophisticated Investors in the United States holding any Shares would be more than thirty-five (35). Unless otherwise agreed in writing with Purchaser, the maximum amount permitted to be used by the Company to redeem Shares pursuant to item (i) under this Section 2.1 is EUR fifty thousand (50,000). Sellers shall prior to Closing update Appendix 4.2 as a result of possible changes in the ownership of the Company based on this Section 2.1.
There have been no repayments of any kind of the share capital to the shareholders of the Company, except in relation to redemption of shares by the Company as reflected in the Annual Audited Accounts or in the books of the Company included in the Disclosure Material or in the Disclosure Letter.
2.2 Corporate Structure
The Subsidiaries of the Company are
(i) The Switch Drive Systems Oy (Business Identity Code 1054757-9), a limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Lappeenranta Finland;
(ii) The Switch Controls and Converters, Inc. (Business Identity Code 375116), a limited liability company incorporated and existing under the laws of Delaware, United States, having its registered domicile in 11 Executive DR, Hudson, NH 03051, United States;

(iii) The Switch Wind Power Systems (Lu’an) Co., Ltd, a limited liability company incorporated and existing under the laws of People’s Republic of China, having its registered domicile in Block B, Jinqiao Industrial Park, Eastern Gaocheng Road, Lu’an Economic and Technological Development Zone, Lu’an City, Anhui Province, People’s Republic of China;
(iv) The Switch Holdings Ltd, a limited liability company incorporated and existing under the laws of Hong Kong, having its registered domicile in Room 1709, Nan Fung Tower, 173 Des Voeux Road Central, Hong Kong; and
(v) The Switch Wind Power Systems (Beijing) Co., Ltd, a limited liability company incorporated and existing under the laws of People’s Republic of China, having its registered domicile in Room 19B07, 16 Floor, Tian Yuan Gang Centre, Northern Road No.2C of Eastern No3 Ring, Chao Yang District, Beijing, People’s Republic of China, and owned by The Switch Holdings Ltd.
The Parties acknowledge that a registration process of a liaison office of the Company in India is pending.
3 Object of the Agreement
Upon the terms and subject to the conditions set forth herein, Sellers hereby sell and Purchaser hereby purchases the Shares held by Sellers, constituting one hundred per cent (100%) of the issued and outstanding shares in the Company, effective at Closing.
4 Purchase Price
4.1 Purchase Price
The Purchase Price for the Shares owned and held by Sellers shall be the aggregate of EUR one hundred and ninety million (190,000,000) (the “Purchase Price”).
It is specifically agreed and acknowledged by the Parties that the Shares are acquired by Purchaser on an interest-bearing debt-free basis, save for the government loans, as specified in Appendix 7.15, not exceeding EUR two million one hundred and thirty-eight thousand (2,138,000) at Closing (principal amount). Notwithstanding the aforesaid, the Company is entitled to use the credit limits in force at the Signing Date hereof with Nordea Bank Finland Plc and Svenska Handelsbanken AB (publ), Branch Operation in Finland, for short-term working capital purposes in the ordinary course of business of the Company for the purpose of manufacturing products required to be delivered, provided that the Company informs Purchaser in advance of its intent to use any such credit lines. For the sake of clarity, if the Company utilizes any such short-term credit facilities prior to Closing in accordance with this Section 4.1, such borrowing shall under no circumstances result in any adjustment of the Purchase Price to the extent the outstanding borrowings for working capital purposes under such facilities, together with any outstanding borrowings from Semikron International GmbH, at Closing will not exceed EUR two million one hundred thousand (2,100,000).
4.2 Payment of Purchase Price
At Closing, Purchaser shall pay
(i) EUR one hundred and seventy-one million (171,000,000), i.e. ninety per cent (90%) of the Purchase Price in cash to Sellers’ joint bank account and in unregistered shares of Purchaser Common Stock delivered in accordance with this Section 4.2 (jointly, the “Payment”); and

(ii) EUR nineteen million (19,000,000), i.e. ten per cent (10%) of the Purchase Price, in cash and in unregistered shares of Purchaser Common Stock to escrow (the “Escrow Payment”) delivered in accordance with this Section 4.2 and Section 4.4 below.
The Purchase Price shall be paid and divided among Sellers as follows:
(a) Sellers other than the Directors and the Minor Sellers will receive at Closing approximately 73% of their portion of the Purchase Price in cash and approximately 27% in unregistered shares of Purchaser Common Stock (subject to certain restrictions pursuant to the Stockholders’ Agreement) as set forth in Appendix 4.2. The number shares of Purchaser Common Stock to be issued and delivered as part of the Payment to such Sellers at Closing will be calculated on the basis of (i) the average closing price of shares of Purchaser Common Stock in the Nasdaq Global Market during the twenty (20) trading-day period ending on the second Business Day in the United States preceding the Closing Date and (ii) the USD/EUR exchange rate published in Financial Times (European print edition) on the second Business Day preceding the Closing Date. The Parties shall jointly prepare a calculation of the cash and the number of shares of Purchaser Common Stock to be paid to each such Seller on the last Business Day preceding the Closing Date.
(b) The Directors will receive at Closing approximately 40% of their portion of the Purchase Price in cash and approximately 60% in unregistered shares of Purchaser Common Stock (subject to certain lock-up restrictions pursuant to the Stockholders’ Agreement). The cash to be paid and the number of shares of Purchaser Common Stock to be issued and delivered as part of the Payment to Directors at Closing are set forth opposite to the name of each Director in Appendix 4.2. The number of shares of Purchaser Common Stock has been calculated on the basis of (i) the average closing price of USD 26.002 for shares of Purchaser Common Stock in the Nasdaq Global Market during the ten (10) trading-day period ending on the last Business Day in the United States preceding the Signing Date and (ii) the USD/EUR exchange rate of 1.3799 published in Financial Times (European print edition) on the last Business Day preceding the Signing Date.
(c) The Minor Sellers will receive at Closing 100% of their portion of the Purchase Price in cash as set forth opposite to the name of each Minor Seller in Appendix 4.2.
In no circumstances may the total number of shares of Purchaser Common Stock issuable pursuant to this Section 4.2 exceed 19.9% of the total number of shares of Purchaser Common Stock outstanding prior to such issuance.
4.3 Allocation of Purchase Price
The total Purchase Price shall be allocated between Sellers according to Appendix 4.2. The Parties acknowledge that, according to the Shareholders’ Agreement, each Seller shall be entitled to sell and transfer its shares in the Company on equal terms and conditions in connection with the exit, i.e. the sale of the Shares in the Company. Due to the fact that a precondition set by Purchaser for the purchase of the Shares by Purchaser is that the Directors receive a large portion of the Purchase Price in Purchaser Common Stock (with lock-up restrictions), the Directors have requested a higher purchase price for their Shares as a precondition for accepting the joint exit by Sellers. Sellers have therefore with the consent of Purchaser agreed that the Directors will receive a higher purchase price per Share than the other Sellers due to the said obligation to accept as consideration a large portion of the Purchase

Price in Purchaser Common Stock (with lock-up restrictions). By receiving a higher purchase price per Share Sellers consider that the Directors will be put in an equal position compared to the other Sellers. Purchaser shall not have any responsibility as to the division of the Purchase Price between Sellers. Directors shall indemnify and hold harmless Purchaser and the Company from and against any tax and other liabilities resulting to Purchaser or the Company as a result of such allocation of Purchase Price. At Closing, the Shareholders’ Agreement will cease to be in force without any outstanding claims and/or obligations among and between Sellers or involving the Company.
4.4 Escrow Arrangement
At Closing, Purchaser shall make the Escrow Payment to the Escrow Agent in accordance with Section 4.2 (ii) above. The number of Purchaser Common Stock to be placed in escrow pursuant to Section 4.2 and this Section 4.4 shall be calculated on the basis of the closing price of Purchaser Common Stock in the Nasdaq Global Market on the second Business Day preceding the Closing Date. The Escrow Payment shall be released to Sellers twelve (12) months after the Closing Date in accordance with the Escrow Agreement (“Release Date”) subject to the following paragraphs of this Section 4.4. The Escrow Agreement specifies the detailed terms of the escrow arrangement.
If Purchaser has asserted a Claim by delivering a written notice to Sellers on or before the expiry of the time period set out in Section 9.2.2, i.e. twelve (12) months after the Closing Date, and Sellers do not dispute such claim by delivering a written notice to Purchaser within thirty (30) days following receipt by Sellers or such notice, the Parties shall instruct the Escrow Agent to release and pay the amount of such claim to Purchaser from the Escrow Payment. The balance between the amount, to which Purchaser may be entitled to and the Escrow Payment, shall be released and paid to Sellers.
If any dispute regarding a breach of this Agreement or the amount by which the Purchase Price shall be reduced arises, such dispute shall be resolved and finally determined by arbitration pursuant to Section 12.9 below. Upon the final resolution and determination of such dispute by the arbitral tribunal, the Escrow Agent shall arrange for the disbursement of the Escrow Payment to which Purchaser or Sellers are entitled according to such arbitral award.
Purchaser and Sellers shall, thirty (30) days from the Release Date, jointly instruct the Escrow Agent to immediately release to Sellers the Escrow Payment, less any amount at dispute. If no claim under this Agreement has been made by Purchaser on the Release Date, at the latest, and Purchaser has confirmed this in writing to the Escrow Agent, Purchaser and Sellers shall jointly instruct the Escrow Agent to immediately release to Sellers the Escrow Payment.
5 Transfer of Title and Assignment
Subject to the fulfilment or waiver of the conditions precedent for Closing set forth in Sections 6.2 and 6.3 below, each Seller hereby agrees to transfer all of the Shares held by him/her/it by executing the respective share transfer form attached hereto in Appendix 5 as of the Closing Date. The full and unrestricted ownership of and title and risk to the Shares shall pass from Sellers to Purchaser at the Closing Date upon the occurrence of the Closing.
Each of Sellers waives in favour of Purchaser any pre-emptive, redemption or other rights which such Seller has in respect of any of the Shares held by any other Seller. Sellers undertake to cause the Company not to exercise any pre-emptive, redemption or other right the Company may be entitled to in respect of any of the Shares prior to and up to Closing.

Purchaser acknowledges that the Company has redeemed 3,876 own shares, which shares are and will remain at Closing in the possession of the Company.
6 Closing
6.1 Closing
The Closing shall take place on the seventh (7th) Business Day from the date on which Purchaser has informed in writing Sellers that the conditions precedent set forth in Section 6.3.1 have been fulfilled, or sooner as the Parties may agree, provided that all the other conditions precedent for Closing as set forth in this Section 6 (other than deliveries agreed to occur at Closing) have been fulfilled or duly waived (the “Closing Date”).
The Closing shall take place on the Closing Date starting at 11.a.m. at the offices of Ernst & Young Oy at the address Elielinaukio 5 B, Helsinki or such other place as the Parties may agree upon.
6.2 Sellers’ Conditions Precedent
The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
6.2.1	All governmental consents and approvals, including approvals under applicable competition laws, if any, necessary to permit the consummation of the transactions contemplated hereunder being received on or before the Closing Date and there has not been any injunction, judgment, order, decree, ruling or charge in effect preventing the consummation of any of the transactions contemplated by this Agreement;

6.2.2	Purchaser shall have prepared and completed the conversion in EDGAR form for filing with the SEC of the Prospectus Supplement, Purchaser’s counsel shall have prepared the Blanket Opinion in final form and Purchaser shall have provided a copy of such forms of Prospectus Supplement and Blanket Opinion to Sellers not later than the Closing Date (the Parties acknowledge that this condition shall be deemed to be satisfied even if such forms omit information regarding the number of shares to be registered and other information derived therefrom); and

6.2.3	Due fulfilment by Purchaser of its respective deliveries at Closing as set forth in Section 6.4.
Sellers may, at their sole discretion, waive any and all of the conditions specified in this Section 6.2 at or prior to Closing.
6.3 Purchaser’s Conditions Precedent
The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
6.3.1	All governmental consents and approvals, including approvals under applicable competition laws, if any, necessary to permit the consummation of the transactions contemplated hereunder being received on or before the Closing Date without any disposition or behavioural conditions not acceptable to Purchaser (acting reasonably), and there has not been any injunction, judgment, order, decree, ruling or charge in effect preventing the consummation of any of the transactions contemplated by this Agreement;

6.3.2	The Warranties shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such Warranties had been made on and as of such date;

6.3.3	All of the agreements and covenants of Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

6.3.4	No Material Adverse Effect shall have occurred between Signing and Closing;

6.3.5	Absence of pending or threatened litigation regarding this Agreement, other Definitive Agreements or the transactions to be contemplated thereby;

6.3.6	The Updated Disclosure Letter, if such is delivered, shall contain no such new disclosures which, in the reasonable opinion of Purchaser, would be material and adverse and which the Parties have not been able to agree upon prior to the Closing Date;

6.3.7	Receipt of (i) audited consolidated financial statements for the Company for two full financial years ended 31 December 2009 and 31 December 2010 (including footnotes under IFRS), (ii) unaudited U.S. GAAP consolidated balance sheet and income statement for the Company for the full financial year ended 31 December 2010, (iii) unaudited U.S. GAAP consolidated balance sheets and income statements by quarter for the Company for the full financial year ended 31 December 2010, (iv) in the event the Closing Date will occur after 31 March 2011, unaudited U.S. GAAP consolidated balance sheet and income statement for Company for the quarter ending 31 March 2011, and (v) in the event the Closing Date will occur after 30 June 2011, unaudited U.S. GAAP consolidated balance sheet and income statement for Company for the quarter ending 30 June 2011, in each case to the reasonable satisfaction of Purchaser; and

6.3.8	Due fulfilment by Sellers of their respective deliveries at Closing as set forth in Section 6.4 below.
Purchaser may, at its sole discretion, waive any and all of the conditions specified in this Section 6.3 at or prior to Closing.
6.4 Deliveries at Closing
At and as a condition for Closing, the following deliveries shall take place:
6.4.1	Each Party shall confirm that the conditions precedent have been either fulfilled to its satisfaction or explicitly waived;

6.4.2	The Parties shall execute share transfer forms effecting the transfer of the Shares in the form set forth in Appendix 5 hereto;

6.4.3	The relevant parties shall enter or have entered into the Definitive Agreements;

6.4.4	Purchaser shall execute the Payment to Sellers and Escrow Payment to the Escrow Agent as set forth in Section 4.2 above;

6.4.5	Purchaser shall pay the transfer tax levied on the sale of the Shares in Finland and provide Sellers with evidence of the full payment of the transfer tax levied on the sale of the Shares in Finland;

6.4.6	Sellers shall provide a confirmation that they have terminated the Shareholders’ Agreement as of the Closing Date without any obligations or liabilities remaining with the Group Companies;

6.4.7	Sellers shall convey the shareholders’ and share register of the Company and register Purchaser as the owner of the Shares provided that Purchaser presents evidence that the transfer tax levied on the sale of the Shares has been paid in full;

6.4.8	Sellers shall ensure that each Board member of the Group Companies delivers to Purchaser written resignations from the Board of the Group Company in question effective on the Closing Date; and

6.4.9	Sellers shall provide evidence that dividends amounting to totally EUR five million (5,000,000) has prior to Closing been decided upon and paid to Sellers.
All measures taken in connection with the Closing shall be considered to have occurred simultaneously as a part of a single transaction and no delivery shall be considered to have been made until each such measure has been completed.
6.5 Extraordinary General Meetings
Purchaser shall on the Closing Date cause extraordinary general meetings of the shareholders of the Group Companies to be held in order to elect new Boards of Directors.
6.6 Reasonable Efforts to Close
Each Party shall use all commercially reasonable efforts to cause the conditions precedent as provided in Section 6.2 and 6.3 to be fulfilled as soon as possible and to have all deliveries as provided in Section 6.4 made timely and properly. Each Party shall execute all documents and take all actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated herein and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.
If the Closing has not taken place by 30 May 2011 (the “Long-Stop Date”) due to the fact that all of the conditions precedent set forth in Sections 6.2 and 6.3 above have not been fulfilled or waived, both Sellers and Purchaser may, subject to the following paragraph, terminate this Agreement without incurring any liabilities towards the other Party, provided, however, that in the event the Closing has not taken place on or before the Long-Stop Date as a result of pending satisfaction of the conditions precedent set forth in Section 6.2.1 and 6.3.1, the Long-Stop Date shall be extended automatically by ninety (90) days except in the event the relevant governmental authorities have informed Purchaser in writing that they will not grant an approval or consent necessary to permit the consummation of the transactions contemplated hereunder.
The right to terminate this Agreement under this Section 6.6 shall not be available to any Party whose failure to fulfil any obligation under this Agreement shall be the cause of the failure of Closing to occur on or before such date and such Party shall, in addition to any remedies available under this Agreement, be liable to the other Party (on a several and not jointly basis) for all reasonable expenses of the other Party incurred in connection with, or in preparation for, the transaction contemplated by this

Agreement. For the sake of clarity, a condition precedent for Closing not being fulfilled is not considered to have been caused by a Party if such Party has made all commercially reasonable efforts to ensure that the condition precedent will be achieved and fulfilled.
7 Representations and Warranties of Sellers
Sellers hereby give the following representations and warranties (“Warranties”) as of the date hereof and as of Closing (unless another date is stated below).
The Parties acknowledge that Purchaser has prior to Signing conducted a legal, financial, tax and business due diligence of the Company and the Subsidiaries. Purchaser has been entitled to perform the due diligence to the extent it has found it necessary. Purchaser has also had the right to present questions regarding the Group Companies and Purchaser confirms that Sellers have provided answers to all questions raised by Purchaser in a satisfactory manner.
Sellers shall not be deemed to be in breach of the Warranties to the extent a matter, fact, occurrence or event constituting a breach of the Warranties has been fairly disclosed with reasonable clarity and specificity and in a reasonably discernible way in the Disclosure Material and/or the Disclosure Letter attached hereto as Appendices 1.18 and 1.19 and/or in the Updated Disclosure Letter.
Sellers may, at the latest three (3) Business Days prior to the Closing Date, deliver to Purchaser updates to the Disclosure Letter in the form of an updated disclosure letter (“Updated Disclosure Letter”) in order to disclose or take into account facts, matters or circumstances which have arisen or occurred after the date of this Agreement and which, if existing or occurring as of the date hereof, would have been required to be set forth in this Agreement or in the Disclosure Letter as an exception of the Warranties. The Updated Disclosure Letter shall have the same effect as the Disclosure Letter pursuant to this Agreement.
7.1 Ownership of Shares and Authority of Sellers
Sellers have full ownership to the Shares and have full power, capacity and authority to sell and transfer the Shares and to perform all other undertakings set forth in this Agreement. The Shares are transferable to Purchaser and are at the Closing free and clear of any security interests and of any option, redemption or similar rights. The Company owns, directly or indirectly, the shares in the Subsidiaries as set forth in Appendix 7.1. Each Seller has the full legal and corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. None of Sellers is prohibited or restrained by its articles of association, laws, or regulations, or by agreements to which such entity or person is a party, and there exists no prohibition or restraint in any of the articles of association of the Group Companies, laws or regulations applicable to such Group Companies or by agreements to which any such Group Company is a party, from entering into this Agreement.
The Shares have been legally and validly issued and are fully paid and the Shares constitute one hundred per cent (100%) of the issued share capital of the Company, except that the Company has redeemed 3,876 own shares, which are in the possession of the Company. Except as set forth in this Agreement, there are no outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights or agreements to which Sellers or the Company are bound, providing for the issuance of any additional shares in the Company.
The Company does not have any authorized or outstanding bonds, notes or other debt instruments the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter.

Save as reflected in the Annual Audited Accounts, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any shares of, or other equity, ownership, proprietary or voting interest in, any person (other than shares in telephone companies or golf clubs with minor value).
The Company has not issued any share certificates.
The share and shareholders’ registers of the Group Companies are up-to-date and complete and contain a true and complete record of the shareholding of the Group Companies.
7.2 Existence
The Group Companies are duly organized and validly existing and in good standing (to the extent the concept of good standing is recognized in its jurisdiction of incorporation) under the laws of the jurisdiction of their incorporation and have full corporate power and authority to carry on their businesses as conducted at the Closing.
7.3 The Audited Annual Accounts
The Audited Annual Accounts are complete and correct in all material respects and truly and correctly reflect the results of operation, the financial condition and the assets and liabilities of the Group Companies as at the Balance Sheet Date (or another relevant date stated therein) and have been prepared in conformity with the Accounting Principles consistently followed throughout the periods indicated (except to the extent required for the transferring to IFRS).
None of the Group Companies has any claims or liabilities that would be required to be reflected on a balance sheet in accordance with the Accounting Principles, except for (a) claims or liabilities set forth in the Audited Annual Accounts or in the statutory book keeping of the Group Companies, (b) future executory liabilities arising under any contract, undertaking or alike a Group Company is party to (other than as a result of breach thereof) and/or (c) accounts payable and accrued expenses incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice, and, in each case, that have not had and would not reasonably be expected to have a Material Adverse Effect.
7.4 Corporate Records and Documentation
True and current copies of the Articles of Association and registration certificates (or business licenses) of each of the Group Companies are attached hereto as Appendix 7.4.
All corporate documentation of the Group Companies, including, without limitation, minutes of the Board meetings and Shareholders’ Meetings, exists and is safely stored and in all material respects correct.
The Group Companies have filed their annual reports with the relevant authorities, as required.
The administration, book-keeping and accounting of the Group Companies have been prepared and maintained in accordance with the normal practises and routines.
None of the Group Companies has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the Group Companies.

7.5 Assets
The Group Companies have title to all of the movable and immovable property recorded in the Audited Annual Accounts or thereafter acquired except for such assets that are leased or licensed or which have been sold after the Balance Sheet Date in the ordinary course of business. No material assets are subject to any security interests or right to use by third parties, except for those recorded in the Audited Annual Accounts.
Material assets of the Group Companies are in adequate condition and in working order, taken into account their age and wear and tear, and they have been regularly and properly maintained and are capable of being used with the level of safeness required by applicable law and regulations in connection with the business of the Group Companies.
There are no facts, circumstances or events to Sellers’ Knowledge that would materially restrict the use of the assets in the manner they are currently used. Moreover, there are no notices, decrees, complaints or requirements issued or, to Sellers’ Knowledge, intended to be issued by any competent authority in respect of the assets that would adversely affect their use.
7.6 Leases
Appendix 7.6 accurately lists all the real property and premises leased by the Group Companies and the respective lease agreements. All such lease agreements pursuant to which any of the Group Companies lease real property or premises, extending beyond the Closing, are valid and effective in accordance with their respective terms, and to Sellers’ Knowledge, there exists no material default under any such lease.
7.7 Governmental Authorizations
All governmental licenses, permits, registrations and authorizations necessary for the Group Companies to carry on their businesses in all material respects as conducted on the Closing Date are in full force and effect and there are to Sellers’ Knowledge no current violations of any such licenses, permits, registrations or authorizations. There is, to Sellers’ Knowledge, no pending action or other proceeding which seeks the revocation of any such existing licenses, permits or authorizations.
7.8 Claims and Litigation
Except as disclosed in Appendix 7.8, there are no litigations, proceedings, administrative proceedings or investigations, or claims pending (i.e. that the Group Companies have received notice of), or to Sellers’ Knowledge, threatened, against or affecting any Group Company which could reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, there is no valid basis for any such litigation, proceeding, administrative proceeding or investigation, or claim (except customary warranty claims). Neither the Company nor any of the Subsidiaries has received any written notice of any governmental or court order materially restricting the operation of its business or which has had or could reasonably be expected to have a Material Adverse Effect.
7.9 Taxes
(a)	The Group Companies have timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes (the “Returns”) that are required to be filed by, or with respect to, the Group Companies under applicable tax laws and regulations. The Returns have accurately reflected and will accurately reflect in all material respects all liability for Taxes of the Group Companies for the periods covered thereby. The Group Companies have timely paid in full all Taxes and Tax liabilities required to be paid by, or with respect to the income assets, or operations of, the Group Companies. All Taxes that the Group Companies are (or were) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(b)	All Taxes not yet due and payable for a Pre-Closing Period have been appropriately reserved in the books of each Group Company in accordance with the applicable Accounting Principles. The provisions for Taxes in the respective financial statements of the Group Companies are sufficient for the payment of all accrued and unpaid Taxes of the Group Companies whether or not assessed or disputed as per the Balance Sheet Date.

(c)	No Taxes based on circumstances that occurred or can be referred to the period prior to Closing will be charged to a Group Company other than provided for in full as a liability in the books of the Company (including, but not limited to, any of the following that occurred on or prior to the Closing Date: (i) an agreement entered into with a taxing authority on or prior to the Closing Date; (ii) an installment sale or open transaction; (iii) a prepaid amount; or (iv) change in the accounting method of any Group Company) and there exist no grounds for assessment by the competent authorities for any additional Taxes relating to any period up to and including Closing.

(d)	Tax registrations for the Group Companies, as well as for any branches, offices and other subdivisions (if any), have been properly performed in accordance with applicable tax laws and regulations in each jurisdiction in which such tax registration are required to be filed.

(e)	The Group Companies have properly maintained their accounting books and records, tax payment receipts and other relevant documents in accordance with applicable tax laws and regulations.

(f)	To Sellers’ Knowledge, none of the Group Companies is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has any Group Company received any notices from any taxing authority relating to any issue which could affect the Tax liability of any of the Group Companies. There are no liens for Taxes on the assets of any Group Company.

(g)	Except as set forth in Appendix 7.9, no Seller or any Group Company (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of any Group Company or (B) is presently contesting the Tax liability of any Group Company before any court, tribunal or agency.

(h)	No written claim has ever been made by any taxing authority in a jurisdiction where any of the Group Companies do not file Returns that any of the Group Companies is or may by subject to taxation by that jurisdiction.

(i)	Except as set forth in Appendix 7.9, there are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party (including any Seller and any predecessors or Affiliates thereof), under which Purchaser or any Group Company could be liable for any Taxes or other claims of any party.

7.10 Intellectual Property Rights
To Sellers’ Knowledge, a Group Company owns, or has valid licenses or other agreements to use, the Intellectual Property Rights used or held for use by the Group Companies, free and clear of all security interests other than as described in Appendix 7.10 (a). The products manufactured and sold and services provided by the Group Companies do not, to Sellers’ Knowledge, infringe or otherwise misuse the Intellectual Property Rights of any third parties.
Appendix 1.46 contains a complete and accurate list of all Registered IP. All registration, renewal and maintenance and other official fees due in respect of all Registered IP have been paid in full. All Registered IP is, to the extent registered and granted, owned solely by, and is registered or applied for in the sole name of, a Group Company. To Sellers’ Knowledge all Registered IP that is granted, is valid and enforceable and there has been no act or omission by such Group Company that would jeopardize its validity, subsistence or enforceability. All Intellectual Property Rights are legally and beneficially owned or used by a Group Company and are free from any encumbrances, except as described in Appendix 7.10 (a).
The use of the Business IP and Business Information does not, to Sellers’ Knowledge, infringe or otherwise misuse the Intellectual Property Rights of any third party. Neither a Group Company nor Sellers have received any notice of any claim or a threat of any claim, from any third party, and no third party claims are pending, challenging the right to use the Business IP or Business Information or alleging any violation, infringement, misuse or misappropriation by a Group Company, of Intellectual Property Rights or indicating that the failure to take a licence under any Intellectual Property Rights would result in any such claim.
Appendix 7.10 (b) contains a complete list of all licences granted under the Business IP by the Group Companies to third parties (“Licences Out”) and all licences under Intellectual Property Rights granted to any Group Company by third parties (“Licences In”). The Group Companies have fully and duly made all royalty and other payments under any of the Licences In (except where failure to make such payments would not constitute a breach of contract) and have to all material extent received all of the licence fees, royalties and other payments due and payable under any of the Licences Out, if any. To Sellers’ Knowledge, there has been no uncured material breaches by any party of any of the terms of any of the Licences In or the Licences Out. To Sellers’ Knowledge, none of the Licences In or Licences Out is terminable by reason of the transaction contemplated by this Agreement (other than due to a possible change of control provision in such Licenses In or Licenses Out). Where any Licence In or Licence Out depends for its validity and enforceability upon its registration with relevant authorities in any relevant jurisdiction, such registration has, to Sellers’ Knowledge, been carried out.
Except as set forth in Appendix 7.10 (a), none of the Business IP was generated by employees or former employees of any Group Company, consultants, university professors or other university employees or research students or other third parties under circumstances in which the generator is entitled to payment in respect of the use or exploitation of the Business IP by any Group Company or has a pre-emption right over any of the Registered IP.
A Group Company owns the Intellectual Property Rights in all of the Software (except any that is commercially available off the shelf) used by the Group Companies or has access to the source code of such Software and has a free right to modify the Software. None of the Software developed by or for a Group Company is based on open source software under terms which require the Group Company or the developer to disclose the source code of such developed Software to the general public.
The Hardware is either owned or leased by, and is under the control of, a Group Company and is not subject to any encumbrance except as set forth in Appendix 7.10 (a). All material Hardware is functioning properly and in accordance in all material respects with all applicable specifications, has not materially failed to function in the last 12 months, to Sellers’ Knowledge is not infected with any materially damaging viruses and has not within the last 12 months been so infected, has been satisfactorily and regularly maintained and has the benefit of appropriate maintenance and support agreements, complete and accurate copies of which have been disclosed to Purchaser. The Hardware has sufficient capacity and performance to meet current business requirements of the Group Companies.
7.11 Employment and Pensions
There are no Employee Benefit Plans (together with all material documents related thereto) except as listed in Appendix 7.11 (a). Each Employee Benefit Plan is in compliance with all applicable laws in all material respect and has been administered and operated in all material respects in accordance with its terms. Full payment has been made of all amounts which any of the Group Companies is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which any of the Group Companies is a party, to have paid as contributions or premiums thereto.
To the extent required by applicable law and the Accounting Principles, provision(s) have been made in the Audited Annual Accounts, for the full amount of all present and future liabilities in respect of pension undertakings to be paid to current or former Directors, or to officers or other employees of the Group Companies. All statutory contributions in respect of pension undertakings to current or former Directors, or to officers or other employees of a Group Company have been made when due.
The Group Companies are in compliance in all material respect with all applicable laws, rules and regulations in respect of employment and employment practices, terms and conditions of employment, working hours and their monitoring and wages (including but not limited to applicable collective bargaining agreements) and have not and are not engaged in any unfair labour practice. There is no labour strike, dispute, slowdown or stoppage actually pending or, to Sellers’ Knowledge, threatened against or involving any of the Group Companies. There are no pending employment-related disputes with employees, former employees, officers or directors of any of the Group Companies and the Group Companies have not received notice of any outstanding claim relating to their non-compliance with any employment, labour or related laws except as disclosed in Appendix 7.11 (b).
All the employment agreements of the Group Companies are, to Sellers’ Knowledge, within the normal scopes of employment agreements and do not provide for benefits to the employees or liabilities to a Group Company, which are exceptional in the field of business conducted by such Group Company.
Neither a Group Company nor, to Sellers’ Knowledge, any employee, officer or director of a Group Company is in violation to any material extent of any term of any employment agreement or any other similar contract or agreement in respect of services to such Group Company. No employee, officer or director of a Group Company has given notice of termination or, to Sellers’ Knowledge, threatened to terminate, his or her employment agreement with a Group Company.
7.12 Environmental Matters
The Group Companies currently hold all material environmental permits, licenses and approvals of governmental authorities and agencies required for the current operations of the Group Companies.
No Group Company has received notice of any violation of any applicable environmental statute, regulation, ordinance or decree binding upon it which has not been substantially corrected, except for violations that could not reasonably be expected to have a Material Adverse Effect.

The Group Companies are in compliance with all applicable environmental laws and regulations, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect, and no notices of claims have been made or proceedings have been instituted or are pending or, to Sellers’ Knowledge, threatened against Sellers or a Group Company in respect of any non-compliance with such environmental laws or regulations.
There are no facts, circumstances or conditions relating to the past or present business or operations of the Group Companies or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials at any location), or to any real property or facility at any time owned, leased, or operated by the Group Companies or any of their respective predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any environmental law or regulation or permit which has had or could reasonably be expected to have a Material Adverse Effect.
7.13 Material Contracts
Appendix 1.35 sets forth an accurate and complete list as of the date hereof of the following contracts to which the Company or any of the Subsidiaries is a party or by which any of them are bound (each such contract required to be set forth on such Schedule, a “Material Contract”):
7.13.1	all contracts that contain restrictions with respect to payment of dividends or any other distribution of profits of the Group Companies;

7.13.2	all loan, financing and investment agreements of the Group Companies and all contracts involving guarantees or granting or evidencing a material lien on any property or asset of the Group Companies;

7.13.3	all contracts under which any entity (other than the Company) has directly or indirectly guaranteed indebtedness of the Group Companies;

7.13.4	any material management service, consulting, financial advisory or any other similar type contract and all material contracts with investment or commercial banks;

7.13.5	all contracts limiting the ability of the Group Companies to engage in any line of business or to compete with any entity or in any geographical area;

7.13.6	all contracts (including letters of intent) (A) involving the future disposition or acquisition of business or any merger, consolidation or similar business combination transaction, whether or not enforceable, (B) relating to the acquisition by the Group Companies of any operating business or shares or other equity interests of any other entity pursuant to which the Group Companies have continuing obligations as of the date hereof, or (C) involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

7.13.7	all contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

7.13.8	all collective bargaining agreements or other agreements with any labor union;

7.13.9	all contracts for the employment of any officer, individual employee or other person on a full-time or consulting basis (A) with annual salary exceeding EUR 100,000 or (B) requiring severance payments or payments upon a change-in-control;

7.13.10	all customer contracts and binding offers involving anticipated gross revenue of no less than EUR 5,000,000 per annum;

7.13.11	all contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (including binding purchase orders for inventory or supplies or services for, or delivery of goods and materials, to the Group Companies) in excess of EUR 1,000,000 individually; or

7.13.12	all other contracts involving EUR 1,000,000 or more which are not cancelable by the Company or any of the Subsidiaries without penalty on six months or less notice.
The Group Companies are not, to Sellers’ Knowledge, party to any material contract, arrangement, or obligation, which is not in the ordinary course of its business or which violates any applicable law and regulation. All Material Contracts are valid and binding obligations of the parties thereto in accordance with their terms and are in full force and effect.
Each Group Company is, to Sellers’ Knowledge, in compliance in all material respect with its obligations under the Material Contracts. No Group Company is either aware of, or has any counterparty given notice of, any event which would constitute a breach of any Material Contracts. All Material Contracts have, to Sellers’ Knowledge, been entered into on sound commercial terms, at arm’s length and in the ordinary course of business.
All tenders and agreements binding upon the Group Companies have been priced as required by good and sound business practise and allowing for a reasonable profit.
7.14 Suppliers and Customers
Appendix 7.14 sets forth each supplier accounting for more than EUR 1,000,000 of the consolidated purchases during the year ended 31 December 2010 and each customer accounting for more than EUR 5,000,000 of the consolidated sales during the year ended 31 December 2010, of the Group Companies, taken as a whole. The relationships of the Group Companies with each such supplier and customer are, to Sellers’ Knowledge, good commercial working relationships, and no such supplier or customer has cancelled or otherwise terminated, or to Sellers’ Knowledge, threatened to cancel or otherwise terminate, its relationship with the Group Companies. The Group Companies have not as of the Signing Date received any written notice that any such supplier or customer will cancel or otherwise materially and adversely modify its relationship with the Group Companies or limit its services, supplies or materials to the Group Companies, or its usage or purchase of the services and products of the Group Companies. Sellers shall inform Purchaser without undue delay, if such a notice from a supplier or customer is received between Signing and Closing.
7.15 Ordinary Course of Business
Since the Balance Sheet Date and save as disclosed in the Disclosure Material, Disclosure Letter and/or Updated Disclosure Letter, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which could reasonably be expected to result in a Material Adverse Effect and (b) neither the Company nor any of the Subsidiaries has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 11.4.

Since the Balance Sheet Date, the Company or any of its Subsidiaries has not entered into any agreements or arrangements regarding borrowing of money or otherwise incurred any financial indebtedness except for the government debt specified in Appendix 7.15. Subject to Section 4.1, the Company is entitled to use the credit limits in force at the Signing Date hereof with Nordea Bank Finland Plc and Svenska Handelsbanken AB (publ), Branch Operation in Finland.
7.16 Insurance
The insurance policies currently in effect in respect of the Group Companies are set out in Appendix 7.16 and will remain in full force and effect through the Closing and no action has been taken which could make any of them void or unenforceable as of the Closing. The insurance policies provide, to Sellers’ Knowledge, the types and amounts of insurance coverage normal and customary for similar companies. All premiums have been duly paid and nothing has been done whereby any of such insurances may be avoided or vitiated and there are no insurance claims pending or outstanding nor, to Sellers’ Knowledge, any incidents which could give rise to an insurance claim. The transactions contemplated by this Agreement will not cause the termination or expiry of the insurance coverage pursuant to this Section 7.16.
7.17 Product Liability and Warranty Claims
No claim, which could result in a Material Adverse Effect in respect of any product, manufactured or sold or any service delivered by a Group Company is unsettled or is subject to any dispute between a Group Company and any third party. To Sellers’ Knowledge, there are no threatened warranty or product liability claims or any series defect with respect to any such product or service, which could reasonably be expected to have a Material Adverse Effect.
7.18 Dividends
The Company will prior to Closing decide and pay dividend to Sellers in the amount of EUR five million (5,000,000). Otherwise, the Company has not since its foundation declared or paid any dividend to Sellers nor is the Company under any obligation to make any such payments to Sellers.
7.19 Subsidiaries
Appendix 7.1 as well as Section 2.2 set forth the name of each Subsidiary and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding and the number of shares of or the amount of equity owned by the Company. Each Subsidiary is either a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its country of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Subsidiary is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.
The outstanding shares of capital stock of each Subsidiary (if applicable) are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all liens and encumbrances. There is no existing option, warrant, call, right or contract to which any Subsidiary is a party requiring, and there are no convertible securities of any such subsidiary outstanding which upon conversion would require, the issuance of any shares or other equity interests of any such Subsidiary or other securities convertible into shares or other equity interests of any such Subsidiary.

There are no contracts to which the Company or any of the Subsidiaries is a party or by which any of them is bound to (i) repurchase, redeem or otherwise acquire any shares, or other equity or voting interest in, any Subsidiary or (ii) vote or dispose of any shares, or other equity or voting interest in, any Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares of, or other equity or voting interest in, any Subsidiary.
7.20 Compliance with Laws; Anti-Bribery Laws
(a)	Each of the Group Companies has complied and is in compliance with all applicable laws, regulations and orders in all material respects. None of the Group Companies has received any notice that any violation of the foregoing is being alleged.

(b)	The Group Companies have not, and, to Sellers’ Knowledge, no director, officer, agent, employee or other person associated with or acting on behalf of the Group Companies, has, (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, (iii) made or paid any improper payment in violation of Anti-Bribery Laws, (iv) established or maintained any unrecorded fund of corporate monies or other assets, or (v) made any false or fictitious entry on the books or records of the Group Companies. The internal accounting controls of the Group Companies are reasonably adequate to detect any of the foregoing involving funds of a Group Company. “Anti-Bribery Laws” shall mean any anti-bribery, anti-corruption or similar law of any jurisdiction where one or more properties owned or leased by the Group Companies are located or where the Group Companies transact business or any other jurisdiction, if applicable, including but not limited to such laws in China and the United States.
7.21 Affiliate Transactions
Except as set forth in Appendix 7.21, there are no contracts between the Group Companies, on the one hand, and Sellers or any of their Affiliates (other than the Group Companies) and their respective directors or officers, on the other hand.
Except as set forth in Appendix 7.21, Sellers, their Affiliates (other than the Group Companies) or any of their respective directors or officers and the directors and officers of the Group Companies do not possess, directly or indirectly, any financial interest in, or hold a position as a director, officer or employee of, any person which is a competitor or potential competitor of the Group Companies.
7.22 No Other Warranties
It is specifically stated and agreed that Sellers have not made, and Purchaser has not relied on, any other expressed or implied warranties regarding the Shares, or the Group Companies or their businesses other than as contained in this Section 7. Without prejudice to the generality of the foregoing, Sellers make no warranty to Purchaser with respect to and shall have no liability to Purchaser based on any financial projection or forecast relating to the Group Companies or the future businesses of the Group Companies. With respect to any such projection or forecast that may have been delivered by or on behalf of Sellers to Purchaser, Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (d) it shall have no claim against Sellers with respect thereto. For the sake of clarity, except as set forth in Section 7.14 (Suppliers and

Customers), it is acknowledged by Purchaser that Sellers do not give any warranty regarding the reaction by customers or otherwise by the market to the transaction contemplated by this Agreement.
7.23 Disclosure
None of this Agreement, any of its Appendices or certificate delivered pursuant to this Agreement, the Disclosure Material, the Disclosure Letter or the Updated Disclosure Letter contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. To Sellers’ Knowledge, no information which would, from a general objective perspective, be material to a reasonable purchaser of the Shares has been left undisclosed to Purchaser.
8 Representations and Warranties of Purchaser
Purchaser hereby gives the following representations and warranties as at the date hereof, which representations and warranties shall be renewed and given also on Closing:
8.1 Existence
Purchaser is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and all necessary licenses, permits and authorisations to carry on its businesses as conducted at the Closing.
8.2 Power and Authority of Purchaser
Purchaser has the full legal and corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of the terms hereof will not result in a breach of any judgment, decree or order of any national or supranational court, governmental or other body, any applicable law or regulation or the certification of incorporation or by-laws of Purchaser.
8.3 Financing
Purchaser has sufficient funds available to purchase the Shares and pay the Purchase Price pursuant to this Agreement and to satisfy its other obligations pursuant to this Agreement.
8.4 Issuance of Shares
Purchaser has the full legal and corporate power to issue and transfer as part payment of the Purchase Price the Purchaser Common Stock as set forth in this Agreement and in the Stockholders’ Agreement.
8.5 No Basis for Claims
As at Signing, Purchaser is not, based on its due diligence review or otherwise, aware of any matter or circumstance that would constitute a breach by Sellers of any terms of this Agreement, which breach would entitle Purchaser to make a Claim pursuant to Section 9. Purchaser shall, as stipulated in Section 11.6 below, between Signing and Closing inform Sellers of all events and facts, which it becomes aware of and which Purchaser believes would result in a breach of this Agreement by Sellers.

9 Indemnity
9.1 Indemnity of Purchaser
Subject to the limitations set forth in Section 9.2 below, Sellers hereby agree to indemnify Purchaser against any direct damage, loss or cost (“Loss”) actually incurred by Purchaser or the Group Companies as a direct result of any breach by Sellers of any of the Warranties (for the purposes of this Section 9 without giving effect to any “materiality,” “material adverse effect” or similar materiality qualification) or any other terms of this Agreement giving rise to a Claim, provided that Sellers have failed to rectify the breach (to the extent such breach can be rectified) within ten (10) Business Days of having received a notice pursuant to Section 9.2.2. It is expressly stated herein that all consequential and indirect losses and costs, including, without limitation, loss of revenues, profits, cost savings, synergies or other similar advantages, are excluded from Sellers’ liability under this Agreement, except if the Claim is due to fraud or wilful misconduct by Sellers or if the Claim relates to a breach by Sellers of the Warranties set forth in Section 7.9 (Taxes), 7.12 (Environmental Matters) and 7.20 (b) (Anti-Bribery Laws).
For the sake of clarity it is stated here and agreed hereby that any amount payable by Sellers to Purchaser under this Section 9 shall be paid primarily and first from the Escrow Account pursuant to the terms of the Escrow Agreement. It is expressly agreed that as of the first day after twelve (12) months after the Closing Date the Warrantors shall solely assume liability for the Warranties granted and for possible Claims presented by Purchaser after such date under this Agreement and the other Sellers shall thus be released from liability under this Agreement as per such date other than in respect of Claims made prior to such date.
Any amount payable by Sellers to Purchaser under this Section 9 shall be treated for all purposes as a reduction of the Purchase Price. This remedy shall be exclusive and it is specifically agreed that no other remedy, including (but not limited to) the right to damages or to terminate or rescind this Agreement, shall be available to Purchaser.
9.2 Limitation of Sellers’ Liability
9.2.1 Monetary Limitations
Notwithstanding anything to the contrary set forth in this Agreement, Purchaser’s right to indemnification for all Claims under this Agreement shall be limited to the Escrow Payment, i.e. EUR nineteen million (19,000,000), which constitutes Sellers’ maximum aggregate liability under this Agreement on any ground, except for any Claims due to breach by Sellers of the Warranties set forth in Section 7.1 (Ownership of Shares and Authority of Sellers), Section 7.2 (Existence), Section 7.9 (Taxes), Section 7.10 (Intellectual Property Rights), Section 7.12 (Environmental Matters) and 7.20 (b) (Anti-Bribery Laws) or for any Claims due to fraud or wilful misconduct by Sellers. Sellers’ and, after twelve (12) months after the Closing Date, the Warrantors’ maximum liability for Warranties set forth in Section 7.9 (Taxes), Section 7.10 (Intellectual Property Rights), Section 7.12 (Environmental Matters) and 7.20 (b) (Anti-Bribery Laws) pursuant to Section 9.3 shall be limited to fifty percent of the Purchase Price (including the Escrow Payment). For the sake of clarity, it is expressly understood and agreed that the Directors shall not have any obligation to supplement the Escrow Payment, if e.g. the market price of the Purchaser Common Stock being held on Escrow Account decreases, but such risk shall be assumed by Purchaser. Further, should the entire Escrow Payment made by the Directors not be sufficient, as a result of decreased value of the Purchaser Common Stock, to cover the Directors’ full pro rata portion of any Claims under this Agreement, Purchaser shall not be entitled to claim any such shortfall from the other Sellers who have made their Escrow Payment in cash.

No reduction of the Purchase Price shall be made due to a breach of this Agreement, unless the total amount of the Claims, which Purchaser may make in this respect under this Agreement, amounts to or exceeds EUR five hundred thousand (500,000). If such Claims amount to EUR five hundred thousand (500,000) in the aggregate, the reduction shall be made for the amount exceeding such threshold. No individual Claim, or series of Claims arising from substantially identical facts or circumstances, which is less than EUR fifty thousand (50,000) shall be taken into account when calculating the aggregate amount of Claims. The aforesaid monetary limitations shall not apply to any Claims due to breach by Sellers of the Warranties set forth in Section 7.1 (Ownership of Shares and Authority of Sellers) and Section 7.2 (Existence) or for Claims due to fraud or wilful misconduct by Sellers.
9.2.2 Time Limitations
No Claim shall be brought against Sellers and Sellers shall not be liable in respect of any Claim unless notice in writing of any such Claim (accompanied by all relevant particulars thereof specifying the nature of the breach, the estimated amount claimed in respect thereof and all such other information as is available to Purchaser as is reasonably necessary to enable Sellers to assess the merits of the Claim, to act to preserve evidence and to make such provision as Sellers may consider necessary) has been given to Sellers within sixty (60) days from the date Purchaser became aware of the circumstances giving rise to such Claim and in any event not later than twelve (12) months after the Closing Date, provided that Purchaser shall not be precluded from making a Claim after such 60-days period prior to the expiration of such twelve (12) months period in the event and to the extent that Purchaser’s failure to notify in such time has not aggravated to any extent the Loss that is subject to the Claim or made it from an objective perspective commercially or technically unreasonable to rectify the breach of the Claim.
However, (i) Claims under Section 7.10 (Intellectual Property Rights), Section 7.12 (Environmental matters) and 7.20 (b) (Anti-Bribery Laws) shall be presented no later than five (5) years following the Closing Date, (ii) Claims under Section 7.9 (Taxes) shall be presented no later than six (6) months from the date upon which the applicable statutory limitation periods expire, and (iii) Claims under Section 7.1 (Ownership of Shares and Authority of Sellers) and Section 7.2 (Existence) and due to fraud or wilful misconduct by Sellers may be presented without any time limitations.
9.2.3 Mitigation and Compensation from Third Parties
Purchaser shall take all reasonable steps to mitigate the Losses and Sellers shall not be liable for any Loss to the extent Purchaser failed to take such action and such failure has aggravated the Loss.
If Purchaser or any of the Group Companies has a right to indemnification or compensation relating to a Loss from any third party, the Claim that Purchaser may make shall be reduced by the amount of such indemnification or compensation actually received by Purchaser or the Group Companies. Purchaser shall use all its commercially reasonable efforts to pursue any such indemnification or compensation opportunity. If such indemnification or compensation has been received after Sellers have compensated Purchaser, Purchaser undertakes to refund the amount of such indemnification or compensation to Sellers.
No liability shall arise in respect of any breach of this Agreement in respect of any Loss, which is actually recovered under a policy of insurance in force at Closing. Purchaser shall use all its commercially reasonable efforts to pursue any such insurance recovery opportunity.

9.2.4 Other limitations
A liability, which is contingent, shall not constitute a Loss recoverable under this Agreement, unless and until such contingent liability becomes an actual liability and is due and payable.
If any Loss is a tax deductible item, the Claim that Purchaser may make shall be reduced by an amount of any actual tax saving resulting from such Loss to Purchaser or the Group Companies.
Purchaser shall not be entitled to make any Claim to the extent that:
(a)	at Closing, Purchaser was aware of the fact, occurrence or event which constituted a breach of this Agreement resulting the Loss that is subject to the Claim based on matters fairly disclosed with reasonable clarity and specificity and in a reasonably discernible way in the Disclosure Material, the Disclosure Letter and/or the Updated Disclosure Letter;

(b)	the Claim would not have occurred but for any act, omission or transaction carried out by Purchaser or its Affiliate;

(c)	a provision or allowance for the matter giving rise to the Loss (whether as a specific reserve or as a general reserve) has been made in the Audited Annual Accounts or the same is otherwise accounted for or reflected in the Audited Annual Accounts;

(d)	the Claim occurs as a result of the passing of, or change in, any legislation, regulation or administrative practice of any governmental or other regulatory body not in force at the date hereof, or which takes effect retrospectively, including, without prejudice to the generality of the foregoing, any increase in the rate of tax in force at the date hereof or any change in the practice of the relevant tax authorities, or any change after the date hereof of any generally accepted interpretation or application of any such legislation, regulation or administrative practice; or

(e)	the Claim occurs as a result of any change in accounting or tax policy or practice of Purchaser or any of the Group Companies introduced or having effect after Closing.
9.3 Joint and Several Liability
Subject to this Section 9.3, Sellers shall be jointly and severally liable for any breaches of the Warranties up to the Escrow Payment, except for liability for possible breaches of the Warranty under the first paragraph of Section 7.1 (Ownership of Shares and Authority of Sellers) which shall be several and not joint.
To the extent Sellers may be held liable for any Claims presented after twelve (12) months after the Closing Date and/or to the extent Sellers may be held liable for Claims exceeding the Escrow Payment, the Warrantors shall as of the date twelve (12) months after the Closing Date onwards be liable for such possible Claims. The Warrantors’ liability as of such date for any breaches of Warranties shall be several and not joint and calculated in proportion to their holding of Shares.
Sellers’ liability for breaches of Section 11.2 (Non-Competition) and Section 11.3 (Non-Solicitation) shall be several and not joint.

9.4 Third Party Claim
In case Purchaser becomes aware of a third party claim, Purchaser shall:
(a)	as soon as reasonably practicable and in any event within sixty (60) days after the date Purchaser became aware of any circumstance giving rise to a third party claim, give notice thereof to Sellers;

(b)	subject to Sellers acknowledging in writing their indemnification obligation and agreeing to hold Purchaser harmless from and against the entirety of the Loss relating to such third party claim, not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior consent of Sellers (such consent not to be unreasonably withheld);

(c)	subject to Sellers acknowledging in writing their indemnification obligation and agreeing to hold Purchaser harmless from and against the entirety of the Loss relating to such third party claim, in any action resist, defend and appeal such claim in the reasonable interest of Sellers;

(d)	give Sellers, or Sellers’ duly authorised representatives, reasonable access to the personnel of Purchaser and to any relevant premises, accounts, documents and records within their respective power, to enable Sellers, or Sellers’ duly authorised representatives, to examine such claim, premises, accounts, documents and records and to take copies or photocopies thereof;

(e)	allow, if requested by Sellers, any negotiation, dispute or litigation relating to such third party claim to be handled by Sellers at Sellers’ costs, provided, however, that should Sellers according to Purchaser’s reasonable and well-founded opinion fail or be likely to fail to properly handle such negotiation, dispute or litigation in the reasonable interest of Purchaser, Purchaser shall have the right, at its discretion, to assume control of such action; and

(f)	if any of Sellers have made any payment to Purchaser as a settlement of any claim and Purchaser has the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such claim, then Purchaser shall on its sole discretion either assign that right to Sellers or pursue the said recovery at the direction and reasonable cost of the respective Sellers and pass any monies or property recovered over to Sellers.
Notwithstanding Section 9.4 (a)-(f), with respect to any third party claim for Taxes: (i) Sellers only have the right to control such claim if it solely relates to Taxes with respect to any taxable year that has ended or taxable period related to the time period prior to the Closing Date; (ii) Sellers shall not consent to any settlement or compromise of such claim without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; (iii) Sellers or Sellers’ Representatives, as the case may be, shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any such claim; and (iv) Sellers shall, in good faith, allow Purchaser to make comments to Sellers or the Sellers’ Representative, regarding the conduct of or positions taken in any such proceeding.
9.5 Indemnity of Sellers
Purchaser hereby agreed to indemnify Sellers against any Loss actually incurred by Sellers as a direct result of any breach by Purchaser of this Agreement. The limitations of liability in Section 9.2 above shall apply mutatis mutandis to the obligations of Purchaser under this Section 9.5 (excluding in respect of any losses resulting from breach of any payment obligations under this Agreement).
10 Confidentiality
The Parties agree that all confidential information (including trade secrets, technical, commercial, financial and legal information of the Group Companies) or other information of a proprietary nature contained in this Agreement or relating to the Group Companies, including the existence and the terms and conditions of this Agreement, or obtained by a Party from the other Parties in connection with the negotiations relating to the transactions contemplated herein shall be strictly confidential and not be disclosed to any third party or used to cause damage to another Party. The obligation to keep information confidential does not apply, if (i) a Party is required to provide information by law, regulation or governmental decision, or (ii) a Party is required to provide information by any applicable stock exchange regulations, or (ii) such disclosure has been consented to by the other Party, or (iv) the information is commonly known in the public domain and this is not a result of a breach by the Party. The secrecy obligation set forth in this Section 10 shall remain in effect for five (5) years from the Closing Date.
All press releases and other public relations activities of the Parties with regard to this Agreement shall be mutually approved by Sellers and Purchaser in advance.
11 Covenants
11.1 Release from Liability of the Directors of the Group Companies
Purchaser undertakes at the next Meeting of Shareholders of each Group Company to grant discharge to and release of liability to the members of the Board of each Group Company for their administration until the Closing Date provided that the auditors of the Group Company do not recommend against such discharge and release in their report. For the avoidance of doubt it is understood between the Parties that any such release shall in no way constitute a release, waiver or otherwise affect the Warranties as given by Sellers.
11.2 Non-Competition
Each Director, Vacon Plc, Start Fund I Ky, Power Fund I Ky, Power Fund II Ky and Semikron International GmbH undertake for a period of two (2) years from the Closing Date not, without the prior written consent of Purchaser, directly or indirectly engage in any business that would compete with the business of the Company or a Subsidiary, as conducted in scope and place on the Closing Date, advising or acting as consultant to any business engaging in any competing business or otherwise interfere with the business of the Company or a Subsidiary. Should any of aforementioned Sellers be in breach of the aforesaid non-competition undertaking, said Seller in breach will pay a lump-sum as liquidated damages of EUR one hundred thousand (100,000) to Purchaser, if said Seller is a private individual and EUR one million (1,000,000), if said Seller is a corporation or a limited partnership. The right to claim damages, to file a petition for a preliminary injunction and to take resort to any other remedy or relief shall remain unaffected except that any such liquidated damages paid shall be set off against any claim for damages.
The business of Vacon Plc or Semikron International GmbH as conducted as of the date hereof and described in Appendix 11.2 or investments made by Start Fund I Ky (and/or any other fund managed by Suomen Teollisuussijoitus Oy) and Power Fund I Ky/Power Fund II Ky (and/or any other fund managed by VNT Management Oy) are not considered a breach of the above non-competition undertaking. The non-competition undertaking shall thus not prevent Start Fund I Ky (and/or any other fund managed by Suomen Teollisuussijoitus Oy) and Power Fund I Ky/Power Fund II Ky (and/or any other fund managed by VNT Management Oy) from making investments in a company active in the same field of business as the Company. However, if an investment is made in a company competing directly with the Company and/or a Group Company, Start Fund I Ky (and/or any other fund managed by Suomen Teollisuussijoitus Oy), Power Fund I Ky and Power Fund II Ky (and/or any other fund managed by VNT Management Oy) shall not appoint or nominate persons having being members of the Board of the Company and/or a Subsidiary as Board members to such company, in which an investment is made.
11.3 Non-Solicitation
A Director as well as Vacon Plc, Start Fund I Ky, Power Fund I Ky, Power Fund II Ky and Semikron International GmbH shall not for the period of eighteen (18) months following the Closing Date, whether directly or indirectly through third parties including but not limited to recruitment or search firms, actively employ, solicit or endeavour to entice away from the Company or a Subsidiary any person who is or was during a period of six (6) months immediately preceding the date of this Agreement employed by the Company or a Subsidiary. The aforesaid shall not prevent a Director or Vacon Plc, Start Fund I Ky, Power Fund I Ky, Power Fund II Ky or Semikron International GmbH from employing, directly or indirectly, any person other than a Director based on the said persons’ own initiative or application provided that said Seller has not prior to that actively solicited the said person for employment.
11.4 Ordinary Course of Business
During the period commencing on the Signing Date and ending on the Closing Date, Sellers shall cause each Group Company to conduct its activities diligently in the ordinary course of business and in accordance with the relevant laws and permits, and to use its best efforts to keep intact the business (including its assets and property) and to preserve its relationship with personnel, customers, suppliers, distributors, lessors, licensors, licensees, authorities, creditors, insurance companies and other persons having a business relationship with such Group Company.
During the period commencing on the Signing Date and ending on the Closing Date, Sellers shall not take any action, and shall cause the Group Companies not to take any action, without the prior written consent of Purchaser, that is outside the ordinary course of business or that may reasonably be deemed to result in any condition precedent set out in Section 6.3 above not being satisfied or any Warranty being breached. Without limiting the generality of the aforesaid, until the Closing, there shall, unless otherwise specifically contemplated by this Agreement, be no resolutions, actions or events set out below with respect to the business or any Group Company:
(a)	no issue, acquisition, conveyance, redemption, split, combination or conversion of any shares (including the Shares), option rights or other specific rights or securities entitling to or convertible into shares of any Group Company, or increasing or decreasing of the share capital of any Group Company;

(b)	no distribution of any profits (including but not limited to dividends except as permitted under this Agreement) or other assets by any Group Company;

(c)	no entering into any agreements or arrangements regarding borrowing of money or otherwise incurring financial indebtedness except for the government debt specified in Appendix 7.15, provided, that, subject to Section 4.1, the Company is entitled to use the credit limits in force at the Signing Date hereof with Nordea Bank Finland Plc and Svenska Handelsbanken AB (publ), Branch Operation in Finland;

(d)	no lending of money to or investing or making capital contributions in any third party, except in the ordinary course of business;

(e)	no selling, pledging or otherwise encumbering of any assets of any Group Company or granting of any guarantee or similar commitment by any Group Company, except in the ordinary course of business;

(f)	no waiving, discharging, settling or transferring of any claim or right of a material value, or initiating any litigation or other proceeding, by any Group Company;

(g)	no application for liquidation, reconstruction or bankruptcy or equivalent made by any Group Company;

(h)	no making or cancellation of any capital expenditure or commitment therefore in excess of EUR 100,000 individually;

(i)	no increase of the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or director of the Group Companies other than in the ordinary course of business;

(j)	no establishment of new Employee Benefit Plans;

(k)	no writing-off as uncollectible any material notes or accounts receivable;

(l)	no change in any method of accounting or auditing practice of the Group Companies other than in connection with transferring to IFRS or as required for US GAAP purposes;

(m)	no amending in any material respect or terminating any of the Material Contracts or entering into any new contracts which are material to the Group Companies;

(n)	no material change in the group or organisation structure of the Group Companies;

(o)	no making any Tax elections or settling and/or compromising any Tax liability; no preparing any Returns in a manner which is inconsistent with the past practices of the Group Companies with respect to the treatment of items on such Returns; no incurring any material liability for Taxes other than in the ordinary course of business; nor filing an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Group Companies, unless part of the ordinary course of business; or

(p)	no sale, acquisition, divestment or other disposition of any assets, property or rights by any Group Company, except in the ordinary course of business.
11.5 Obligation to Inform
If any of Sellers or any Group Company becomes aware of any material matter or circumstance that may reasonably be deemed (a) to be outside the ordinary course of business; (b) to result in a Material Adverse Effect or any other condition precedent set out in Section 6.3 not being satisfied; (c) to constitute or result in a default under any of the Material Contracts; (d) to result in any of the Warranties to be untrue or inaccurate in any material respect; (e) to indicate that a consent of a third party is or may be required in connection with the transactions contemplated by this Agreement; or (f) to deviate from the information disclosed to Purchaser in connection with the Due Diligence or in the Disclosure Material, Sellers shall inform, or shall cause the relevant Group Company to inform, Purchaser thereof as soon as possible.

If Purchaser becomes aware of any breach of the Warranties it shall inform Sellers thereof as soon as possible.
11.6 Access to Information
For the purposes of monitoring compliance with Sections 11.4 and 11.5, Sellers shall give, and shall cause each Group Company to give, Purchaser, its representatives and the relevant authorities reasonable access to the personnel, premises, book-keeping material, records and other documentation of the Group Companies. Sellers shall provide, and shall cause each Group Company to provide, Purchaser, its representatives and the relevant authorities with copies of information and documentation as may reasonably be requested by the authorities or Purchaser.
11.7 U.S. GAAP Financial Statements
Sellers undertake to procure that the Company (i) prepares at its cost the US GAAP unaudited full year and quarterly balance sheets and income statements as referred to in Section 6.3.7 as soon as reasonably possible after the date hereof, (ii) consults with Purchaser and its accountants in preparing such balance sheets and income statements and (iii) delivers such balance sheets and income statements to Purchaser no later than ten (10) Business Days prior to the Closing Date for review and comment and take into consideration any comments Purchaser and its accountants may have in respect of such financial statements.
11.8 Ordinary Course of Business of Purchaser
Purchaser has conducted its activities diligently in the ordinary course of business and in accordance with relevant laws and permits.
During the period from the date of this Agreement to the Closing Date, Purchaser shall refrain from:
(i)	amending or restating its certificate of incorporation or bylaws in a manner having a material adverse effect to Sellers;

(ii)	declaring, paying or setting aside any dividend to its stockholders;

(iii)	splitting, combining, redeeming, reclassifying or purchasing any shares of capital stock of Purchaser in a manner having a material adverse effect to Sellers; and

(iv)	issuing any shares in capital stock or other equity securities of Purchaser at less than the closing price for Purchaser Common Stock in the Nasdaq Global Market as of the last trading day prior to the date of issue; provided, however, that the aforesaid shall not restrict Purchaser from (A) issuing any shares in capital stock or other equity securities of Purchaser pursuant to any existing stock option plan or other equity incentive plan of Purchaser, (B) repurchasing shares under any agreement, arrangement or understanding to which Purchaser is a party to or is otherwise in effect on the date hereof, and (C) issuing shares in capital stock of Purchaser in connection with any merger, acquisition or purchase of all or a substantial portion of the assets of any Person other than the Company.

12 Miscellaneous
12.1 Notices and Sellers’ Representatives
All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties shall be deemed to have been duly given or made when delivered by (i) mail, (ii) telefax or (iii) e-mail with e-mail acknowledgement of receipt to the party in question as follows:

If to Purchaser:	American Superconductor Corporation

address:	64 Jackson Road
Devens, MA 01434
United States
telefax:	+1 978 842 3530
attention:	General Counsel

with a copy to:	White & Case LLP

address:	Eteläranta 13
00130 Helsinki
Finland
telefax:	+358 9 228 64 228
attention:	Timo Airisto

If to Sellers:

VNT Management Oy

address:	Alatori 1 B
65100 Vaasa
Finland
telefax:	+358 6 3120260
attention:	Jussi Palmroth

and

Dag Sandås

address:	Hovioikeudenpuistikko 11 A 10
65100 Vaasa
Finland
telefax:	+358 20 783 8270

with a copy to:	Ernst & Young Oy

address:	Pitkäkatu 55
65100 Vaasa
Finland
telefax:	+358 6 312 9148
attention:	Kjell Renlund
or at such other address as the respective Party may hereafter specify in writing to the other Party and shall be deemed to be received by the recipient Party at the latest on the seventh (7th) day after sending the letter, if delivered by mail or immediately, if delivered by telefax or at the moment when received the confirmatory e-mail, if delivered by e-mail.
Each Seller hereby irrevocably and unconditionally appoints each of Veijo Karppinen and Dag Sandås as his, her or its representative (“Sellers’ Representatives”) for all matters under this Agreement, including (but not limited to) signing and executing all agreements and other documents and taking any other actions necessary in connection with the transactions contemplated hereby. By such Seller’s execution of this Agreement, such Seller irrevocably and unconditionally designates and appoints each of the Sellers’ Representatives as his, her or its attorney in fact, with full power of substitution, to act in his, her or its name with respect to all matters hereunder to the same extent as if such Seller were to so act.
12.2 Appendices Incorporated
Each Appendix to which reference is made herein and which is attached hereto shall be deemed incorporated in this Agreement by such reference.
12.3 Headings
The headings and the table of contents of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

12.4 Assignment
This Agreement and the rights and obligations specified hereunder shall be binding upon and inure to the benefit of the Parties and shall not be assignable by either Party.
Nothwithstanding the aforesaid, Purchaser may assign its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, provided that Purchaser shall guarantee as for its own debt (in Finnish: omavelkainen takaus) all of the obligations so assigned to such subsidiary.
12.5 Entire Agreement
This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.
12.6 Transfer Tax
All applicable transfer, sales and use, registration, stamp and similar taxes and fees (including any penalties and interest) imposed or incurred in connection with the sale of the Shares or any other transactions that occurs pursuant to this Agreement shall be borne and paid by Purchaser, and Purchaser shall, at its own expense, properly file on a timely basis all necessary transfer tax and other documentation with respect to any transfer tax and other applicable tax and fee and provide Sellers evidence of payment thereof.
12.7 Costs
Each Party shall bear its own costs and expenses in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees due to their advisors.
12.8 Governing Law
This Agreement shall be governed by and construed in accordance with the substantive laws of Finland. It is expressly agreed that the application of the Finnish Sale of Goods Act (355/1987, as amended) and the Vienna Convention on Contracts for the International Sale of Goods (11.4.1980) shall be excluded.
12.9 Arbitration
Any dispute arising out of or relating to this Agreement or transaction agreed herein shall be finally settled by arbitration in accordance with the Arbitration Rules of the Stockholm Chamber of Commerce. The Arbitration Tribunal shall consist of three (3) arbitrators, one (1) to be appointed by Purchaser, one (1) by Sellers and one (1) arbitrator, serving as the chairman, by the two arbitrators so appointed. Failing the appointment of an arbitrator or the chairman, the arbitrator or the chairman, as the case may be, shall be appointed by the Arbitration Board of the Stockholm Chamber of Commerce. The arbitration shall be held in Stockholm, Sweden and the arbitral proceedings shall be conducted in the English language, but evidence may be submitted also in Finnish and/or Swedish and witnesses heard in any of the said languages.
12.10 Amendments
Any amendment to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of each Party.

12.11 Provisions Severable
If any part of this Agreement is held to be invalid or unenforceable, such determination shall not invalidate any other provision of this Agreement. However, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable in order to give effect to the commercial intentions of the Parties when signing this Agreement. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining provisions of this Agreement.
12.12 Counterparts of Agreement
This Agreement has been executed in two (2) identical and original counterparts, one (1) jointly for Sellers and one (1) for Purchaser.
[Signatures To Follow]

PURCHASER:

AMERICAN SUPERCONDUCTOR CORPORATION

/s/ Gregory J. Yurek Gregory J. Yurek
Chairman and Chief Executive Officer

SELLERS:

POWER FUND I KY	POWER FUND II KY

/s/ Veijo Karppinen Veijo Karppinen	/s/ Jarmo Saaranen Jarmo Saaranen

VACON PLC	SEMIKRON INTERNATIONAL GMBH

/s/ Vesa Laisi Vesa Laisi	/s/ Dirk Heidenreich Dirk Heidenreich

START FUND I KY

/s/ Henri Grundstén Henri Grundstén	/s/ Jukka-Pekka Mäkinen Jukka-Pekka Mäkinen

/s/ Dag Sandås Dag Sandås	/s/ Pertti Kurttila Pertti Kurttila

/s/ Reijo Takala Reijo Takala	/s/ Jari Kemppi Jari Kemppi

/s/ Anders Troedson Anders Troedson	/s/ Jukka Rantanen Jukka Rantanen

/s/ Veijo Karppinen Veijo Karppinen

on behalf of Sellers listed in Appendix B hereto

Appendix 1.24
Escrow Agreement
by and between
the Shareholders of The Switch Engineering Oy
American Superconductor Corporation
and
Skandinaviska Enskilda Banken AB (publ) Helsinki
Branch
[  ].2011

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into on this [•]th day of [•], 2011, by and between
1.	Private persons, corporations and private equity funds listed in Appendix 1 (“Sellers”);

2.	American Superconductor Corporation, a corporation incorporated and existing under the laws of Delaware, United States, having its principal place of business at 64 Jackson Road Devens, MA 01434, United States (“Purchaser”); and

3.	Skandinaviska Enskilda Banken AB (publ) Helsinki Branch, a branch office established and existing under the laws of Finland, having its registered address at Unioninkatu 30, FI-00100 Helsinki, Finland (the “Escrow Agent”).
The parties listed under 1-3 above are hereinafter jointly referred to as the “Parties” and individually as a “Party”.
WHEREAS:
A.	Sellers and Purchaser have entered into a share purchase agreement (the “Agreement”) on 12 March 2011 concerning the sale and purchase of all of the issued and outstanding shares in The Switch Engineering Corporation (business identity code 2046716-9), a limited liability company incorporated under the laws of Finland (“The Switch”).

B.	Section 4.2 of the Agreement provides that Purchaser shall at Closing (i) deposit EUR [•] in cash (the “Escrow Payment”); and (ii) deliver stock certificates representing [•] Purchaser Common Stock (the “Escrow Shares”), i.e. altogether representing EUR nineteen million (19,000,000) equalling to ten percent (10%) of the Purchase Price as defined in the Agreement, into escrow with the Escrow Agent. The Escrow Payment and the Escrow Shares are hereinafter jointly referred to as the “Escrow Property”. The allocation of the Escrow Payment and Escrow Shares among Sellers is set forth in Appendix 2 hereto.

C.	Sellers, Purchaser and the Escrow Agent shall agree on specific terms and conditions as regards the administration of the Escrow Property, including the Escrow Account (as defined below), and the disbursement thereof.
NOW THEREFORE, the Parties enter into this Escrow Agreement and agree as follows:
1 Definitions
Unless otherwise stated herein the definitions used in the Agreement shall apply.

2 (13)

2 Establishment of the Escrow Account and payment
(i)	An interest-bearing bank account has been opened and established with the Escrow Agent in the City of Helsinki under the bank account number [•] in the joint name of Sellers (the “Bank Account”) and a custody account has been opened and established for the Escrow Shares with the Escrow Agent in the City of Helsinki under the custody account number [•] in the joint name of the Directors (the “Custody Account”) (the Bank Account and the Custody Account being hereinafter jointly referred to as the “Escrow Account”). The terms of the Escrow Account are attached hereto as Appendix 3. For the avoidance of doubt, Appendix 3 shall be applicable to the Escrow Account provided, however, that in case of any conflict between the terms and conditions of this Escrow Agreement and Appendix 3, the terms and conditions of this Escrow Agreement shall govern.

(ii)	Neither Sellers nor Purchaser is entitled to use the Escrow Account for any purposes other than specified in this Escrow Agreement.

(iii)	The Escrow Property amounts to 10% of the Purchase Price and equally to 10% of the portions of the Purchase Price payable to each Seller accordance with Section 4.2 of the Agreement. At Closing, Purchaser shall pay and transfer the Escrow Payment to the Escrow Account and deliver the stock certificates representing the Escrow Shares to the Escrow Agent. The portion of the Escrow Payment and the scrow Shares included in the scrow Property is divided between Directors and the other Sellers as follows: Directors 100% of the Escrow Shares and other Sellers 100% of the Escrow Payment as set forth in Appendix 2 hereto.

(iv)	Purchaser and Sellers agree that all disbursements made from the Escrow Account to the Purchaser shall, to the extent available, include the Escrow Payment and the Escrow Shares. The allocation ratio between the Escrow Payment and the Escrow Shares shall be [•]% of the Escrow Payment and [•]% of the Escrow Shares.

(v)	Sellers and Purchaser agree that, for the purposes of this Escrow Agreement and for calculating amounts to be released from the Escrow Property, the minimum value (floor price) of the Escrow Shares is the value per share calculated and fixed in accordance with Section 4.2 of the Agreement, which value shall be used when calculating the disbursement of the Escrow Property to Purchaser. Accordingly and for the avoidance of any doubt, in case the closing price per share of the Escrow Shares in the Nasdaq Global Market is on the preceding trading day of the release lower than the value per share calculated and fixed in accordance with Section 4.2 of the Agreement, the amount of the Escrow Shares released shall be calculated for the benefit of the Sellers using the fixed value set out in Section 4.2 of the Agreement. Purchaser and Sellers further agree that any increase in the value of the Escrow Shares shall benefit the Directors. Accordingly, in case the closing price per share of the Escrow Shares in the Nasdaq Global Market is on the preceding trading day of the release higher than the value per share calculated and fixed in accordance with Section 4.2 of the Agreement, Sellers’ Representative and Purchaser shall instruct the Escrow Agent to pay the surplus directly to the Directors simultaneously when effecting payment and transfer to the Purchaser.
3 Escrow Agent
The Escrow Account and the Escrow Shares shall be administered on behalf of Sellers and Purchaser by the Escrow Agent. Purchaser and Sellers hereby designate and appoint Escrow Agent to serve in accordance with the terms, conditions and provisions of this Escrow Agreement. The Escrow Agent hereby agrees to administrate the Escrow Property and arrange for the disbursement of any portion of the Escrow Property, i.e. funds from the Escrow Account and the Escrow Shares, pursuant to the joint instructions of Sellers’ Representative and Purchaser and in compliance with the terms, conditions and provisions of this Escrow Agreement.

3 (13)

4 Interest, dividends, increase of value of the Escrow Shares and taxes
(i)	Sellers and Purchaser agree that all interest, dividends and other income, if any, attributable to the Escrow Property shall be allocated to Sellers in accordance with the division set out in Appendix 2 and paid to Sellers in accordance with terms of the Escrow Account set out in Appendix 3. Sellers and Purchaser further agree that any increase of the value of the Escrow Shares shall not be included in the Escrow Payment but shall belong to and benefit the Directors.

(ii)	Sellers and Purchaser agree that for tax purposes, all taxable interest, dividends and other income, if any, attributable to the Escrow Property or any other amount held in escrow by the Escrow Agent pursuant to this Escrow Agreement shall be allocable to Sellers.

(iii)	The Escrow Agent shall report to Sellers’ Representative, as of each calendar year-end, all income, if any, attributable to the Escrow Property or any other amount held in escrow by the Escrow Agent pursuant to this Escrow Agreement.

(iv)	Sellers and Purchaser intend that Sellers shall be treated as the owners of the Escrow Shares for all tax purposes (except to the extent that any such Escrow Shares are disbursed to Purchaser pursuant to Section 5), and none of the parties shall take any actions or positions that are inconsistent with such treatment.
5 Disbursement of the Escrow Property
(i)	The Escrow Property or any portion thereof shall and may be released by the Escrow Agent only as follows:
(a)	If Sellers’ Representative and Purchaser deliver to the Escrow Agent a joint written direction signed by both Sellers’ Representative and Purchaser directing the Escrow Agent to arrange for the disbursement of any portion of the Escrow Property specified in such direction to Sellers and/or Purchaser, as the case may be, in accordance with designated delivery instructions; and

(b)	If Purchaser or Sellers’ Representative delivers to the Escrow Agent a written direction together with a true copy of an arbitral award or judgment in respect of a claim or dispute under the Agreement, whereupon the Escrow Agent shall arrange for the disbursement to which Purchaser or Sellers are entitled according to such arbitral award or judgment in accordance with designated delivery instructions received from Purchaser or the Sellers’ Representative, as the case may be.
(ii)	Purchaser and Sellers’ Representative shall, thirty (30) days from the Release Date, jointly instruct the Escrow Agent to immediately release to Sellers in accordance with designated delivery instructions the Escrow Property, less any amount at dispute. If no claim under the Agreement has been made by Purchaser on the Release Date, at the latest, and Purchaser has confirmed this in writing to the Escrow Agent, Purchaser and Sellers’ Representative shall jointly instruct the Escrow Agent to immediately release to Sellers in accordance with designated delivery instructions the Escrow Property.

(iii)	A partial disbursement of the Escrow Property shall be allocated among Sellers pro rata to their shareholding in The Switch as set out in the Agreement and Appendix 1 and equally taking into account the division between the Escrow Payment and the Escrow Shares. Whenever a partial release of the Escrow Shares is anticipated, Purchaser shall, upon request by the Escrow Agent and after the Escrow Agent has been directed in writing with the amounts, to promptly reissue the stock certificates of the Escrow Shares in the number of certificates necessary so as to enable such partial release.

(iv)	After the release of any part of the Escrow Shares to Purchaser pursuant to Sections 5(i)(a) or 5(i)(b) above, it is at Purchaser’s sole discretion whether such Escrow Shares will be held as Purchaser’s treasury shares or sold to a third party.

4 (13)

(v)	Any Escrow Shares released by the Escrow Agent to the Directors pursuant to this Escrow Agreement shall reduce the restricted Purchaser Common Stock in pro rata over the three years lock-up period agreed in the Stockholders Agreement
6 Fees and Expenses
Purchaser agrees to pay the Escrow Agent fifty percent (50%) of and Sellers agree to pay the Escrow Agent fifty per cent (50%) of the fees set forth in Appendix 3 hereto. Purchaser shall pay its share of the fees by adding the amount of such fees to the Escrow Account. Upon release of any portion from the Escrow Account, the Escrow Agent shall deduct Sellers’ and Purchaser’s respective shares of such fees from any payment that is made to Sellers or Purchaser, respectively. Except as set forth in Appendix 3 hereto, the Escrow Agent will not charge any separate fee for acting as Escrow Agent and for actions agreed in this Escrow Agreement. The provisions of this Section 6 shall survive the removal of the Escrow Agent and any termination of this Escrow Agreement.
7 Responsibility of the Escrow Agent
The acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the following terms and conditions, and the Parties to this Escrow Agreement hereby agree that such terms and conditions shall govern and control such Escrow Agent’s rights, duties, liabilities and immunities:
(i)	The Escrow Agent shall act hereunder as depository only, and it shall not be responsible or liable in any manner whatsoever for the sufficiency of any amount deposited with it. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement and the laws and regulations related to the conduct of banking business generally applicable to it, and no further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into, the terms and provisions of any agreements or instructions, other than outlined in this Escrow Agreement, for the avoidance of doubt excluding the Agreement.

(ii)	The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it in accordance with this Escrow Agreement by Sellers’ Representative and/or Purchaser, as the case shall be, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it, in good faith, believes to be genuine and what it purports to be. For the avoidance of doubt, the Escrow Agent shall not be responsible for any direct or indirect damage, cost, expense or loss arising out from its actions based on the receipt of the document as set forth above.

(iii)	The Escrow Agent shall not be bound by any waiver, modification, amendment, termination or rescission of this Escrow Agreement, unless received by it in writing and signed by both Sellers’ Representative and Purchaser.

(iv)	The Escrow Agent shall not be responsible for any direct or indirect damage, cost, expense or loss arising out from the fact that the Escrow Agent has been prevented from releasing the Escrow Property due to a force majeure event (including but not limited to strike, industrial action, order of a competent authority or other corresponding event).

(v)	The Escrow Agent shall not have the right to use the Escrow Property (or part thereof), including the account in which the Escrow Payment is deposited, to set-off any receivable it has or may have in the future from Sellers or Purchaser, excluding the fees pursuant to Section 6 above.

(vi)	The Escrow Agent undertakes to distinguish the Escrow Account from the other accounts and the Escrow Shares from the other shares administered by the Escrow Agent and to keep the funds on the Escrow Account and the Escrow Shares segregated from the Escrow Agent’s own property and funds, as well as the property and funds of any other customers or third parties. The Escrow Agent shall deal with neither the funds deposited on the Escrow Account nor

5 (13)

the Escrow Shares in a way other than expressly permitted by this Escrow Agreement and shall carry out only those payment instructions that are described in this Escrow Agreement.
8 Amendment and Termination
This Escrow Agreement may be amended or terminated by and upon written notice to the Escrow Agent at any time given jointly by Purchaser and Sellers’ Representative provided that the rights, duties or responsibilities of the Escrow Agent may not be amended or modified without its consent. This Escrow Agreement shall terminate without further notice when the entire Escrow Property has been properly disbursed by the Escrow Agent in accordance with the terms of this Escrow Agreement.
9 Pledge
(i)	Sellers shall, as continuing security for the proper fulfillment by Sellers of all of their obligations under and for any potential claims Purchaser may have against Sellers based on the Agreement or the Stockholders Agreement, hereby unconditionally and irrevocably pledge to Purchaser, as first priority security, all its rights in the Escrow Payment, including the account in which it is deposited, and the Escrow Shares.

(ii)	The pledge created hereunder and all obligations of Sellers in relation thereto shall continue in full force from the date hereof until all of the Escrow Property shall have been disbursed to Purchaser or released to Sellers. In case of partial release of the Escrow Property to Sellers, the pledge shall automatically cease to exist in relation to such Escrow Property released to Sellers.

(iii)	The Escrow Agent hereby confirms that (i) it is aware of the pledge created hereunder, (ii) it will comply with the generally applicable rules on the pledge of receivables under Finnish law, and (iii) prior to the execution hereof, it has not been notified of any pledge or other security interest over the Escrow Payment, the Escrow Account or the Escrow Shares.
10 Indemnification of the Escrow Agent
Purchaser and Sellers shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents, from and against and reimburse the Escrow Agent for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Escrow Agent directly or indirectly relating to, or arising from, claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Escrow Agent’s gross negligence or willful misconduct. The provisions of this Section 10 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.
11 Notices
All notices, demands or other communication in the English language to or upon the respective parties shall be deemed to have been duly given (i) five (5) business days following deposit in the mail when delivered by mail, or (ii) when sent, if sent by fax or
e-mail to the Party in question as follows:

If to Purchaser:	American Superconductor Corporation

address:	64 Jackson Road
Devens, MA 01434
United States
attention:	+1 978 842 3530
e-mail:	General Counsel

6 (13)

with a copy to: White & Case LLP

address:	Eteläranta 13
00130 Helsinki
Finland
telefax:	+358 9 228 64 228
attention:	Timo Airisto

If to Sellers: VNT Management Oy

address:	Alatori 1 B
65100 Vaasa
Finland
telefax:	+358 6 3120260
attention:	Jussi Palmroth

and	Dag Sandås

address:	Hovioikeudenpuistikko 11 A 10
65100 Vaasa
Finland
telefax:	+358 20 783 8270

with a copy to: Ernst & Young Oy

address:	Pitkäkatu 55
65100 Vaasa
Finland
telefax:	+358 6 312 9148
attention:	Kjell Renlund

If to the Escrow Agent: Skandinaviska Enskilda Banken AB (publ) Helsinki Branch

address:	Unioninkatu 30
00100 Helsinki
Finland
telefax:	+358 9 616 280 95
attention:	Jopi Sairio
or at such other address as the respective Party may hereafter specify in writing to the other Party.
12 Assignment
Save for Purchaser’s right under the Agreement, this Escrow Agreement may not be transferred or assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.
12 Governing law and disputes
This Escrow Agreement shall be governed by and construed according with the laws of Finland.
Any dispute arising out of or relating to this Escrow Agreement or transaction agreed herein shall be finally settled by arbitration in accordance with the Arbitration Rules of the Stockholm Chamber of Commerce. The Arbitration Tribunal shall consist of three (3) arbitrators, one (1) to be appointed by Purchaser, one (1) by Sellers’ Representative and one (1) arbitrator, serving as the chairman, by the two arbitrators so appointed. Failing the appointment of an arbitrator or the chairman, the arbitrator or the chairman, as the case may be, shall be appointed by the Arbitration Board of the Stockholm Chamber of Commerce. The arbitration shall be

7 (13)

held in Stockholm, Sweden and the arbitral proceedings shall be conducted in the English language, but evidence may be submitted also in Finnish and/or Swedish and witnesses heard in any of the said languages.
15 Acknowledgement
The Parties hereto acknowledge that in accordance applicable Finnish law, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Escrow Agent. The Parties agree that they will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of applicable Finnish law.
[Signatures To Follow]

8 (13)

IN WITNESS WHEREOF, the Parties hereto have duly executed this Escrow Agreement as of the day and year first above written.
AMERICAN SUPERCONDUCTOR CORPORATION

[Name]	[Name]

SELLERS

POWER FUND I KY	POWER FUND II KY

Veijo Karppinen	Jarmo Saaranen

VACON PLC	SEMIKRON INTERNATIONAL GMBH

Vesa Laisi	Dirk Heidenreich

START FUND I KY

Henri Grundstén	Jukka-Pekka Mäkinen

Dag Sandås	Pertti Kurttila

Reijo Takala	Jari Kemppi

Anders Troedson	Jukka Rantanen

Veijo Karppinen

on behalf of Sellers listed in Appendix 1 hereto

9 (13)

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) HELSINKI BRANCH

[Name]	[Name]

Title:	Title:

10 (13)

Appendix 1.52

STOCKHOLDERS AGREEMENT
Dated March 12, 2011
By and Among
AMERICAN SUPERCONDUCTOR CORPORATION
and
THE STOCKHOLDERS SIGNATORY HERETO

STOCKHOLDERS AGREEMENT
          STOCKHOLDERS AGREEMENT (this “Agreement”), dated March 12, 2011, by and among American Superconductor Corporation, a Delaware corporation (the “Company”), and the Persons listed on Schedule I attached hereto (each, a “Stockholder” and collectively, the “Stockholders”).
W I T N E S S E T H :
          WHEREAS, upon the consummation of the transactions contemplated by that certain Share Purchase Agreement, dated as of the date hereof, by and among the Company and the Persons listed on Appendix A thereto, on behalf of themselves and the Persons listed on Appendix B thereto (the “Purchase Agreement”), each Director will become the record and beneficial owner of that number of shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), listed opposite such Stockholder’s name on Schedule I attached hereto, and each Other Stockholder will become the record and beneficial owner of that number of shares of Common Stock as calculated in accordance with Section 4.2(a) of the Purchase Agreement and to be reflected on Schedule I attached hereto in accordance with Section 5.4(b);
          WHEREAS, the Company and the Directors each desire to enter into this Agreement to limit the sale, assignment, transfer, encumbrance or other disposition of any Securities which may be held by the Directors from time to time and for the Directors to make certain additional representations and warranties to the Company in connection with the acquisition of Common Stock by the Directors under the Purchase Agreement as set forth in further detail below; and
          WHEREAS, the Company and the Other Stockholders each desire to enter into this Agreement for the Other Stockholders to make certain additional representations and warranties to the Company in connection with the acquisition of Common Stock by the Other Stockholders and to provide for the registration of the shares of Common Stock to be acquired by the Other Stockholders for the resale by such Other Stockholders in compliance with the Securities Act, in each case under the Purchase Agreement as set forth in further detail below.
          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

2

          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” shall have the meaning set forth in the preamble to this Agreement.
          “Blanket Opinion” shall have the meaning set forth in Section 5.1(a).
          “Board” shall mean the Board of Directors of the Company.
          “Business Day” shall mean any day, other than a Saturday, Sunday or other day on which banks located in New York City, New York or Finland are authorized or required by Law to close.
          “Closing” shall mean the consummation of the transactions contemplated in the Purchase Agreement as described in Section 6 thereof.
          “Closing Date” shall have the meaning set forth in Section 6.1 of the Purchase Agreement.
          “Common Stock” shall have the meaning set forth in the first recital to this Agreement. For the avoidance of doubt, all references in this Agreement to the Common Stock include the Common Stock deposited by the Stockholders with the Escrow Agent pursuant to the Escrow Agreement.
          “Company” shall have the meaning set forth in the preamble to this Agreement.
          “Directors” shall mean those Stockholders who are designated as Directors on Schedule I hereto and shall include such other Persons who, after the date hereof, become a Stockholder hereunder and are designated as a Director upon executing this Agreement or having acceded to this Agreement and the Purchase Agreement in accordance with Section 2.1 of the Purchase Agreement.
          “Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of Registrable Securities at the time of sale of such Registrable Securities (including a contract of sale).
          “Escrow Agent” shall have the meaning ascribed thereto in the Escrow Agreement.

3

          “Escrow Agreement” shall mean that certain Escrow Agreement set forth in Appendix 1.24 to the Purchase Agreement to be executed at the Closing.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.
          “Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
          “Law” shall mean any statute, law, common law, order, ordinance, rule or regulation of any Governmental Entity.
          “Non-Accredited US Stockholders” shall mean those Stockholders with two asterisks (**) set forth next to each of their names on Schedule I attached hereto.
          “Non-US Stockholders” shall mean those Stockholders who are not US Stockholders.
          “Other Stockholders” shall mean those Stockholders who are designated as Other Stockholders on Schedule I hereto and shall include such other Persons who, after the date hereof, become a Stockholder hereunder and are designated as an Other Stockholder upon executing this Agreement or having acceded to this Agreement and the Purchase Agreement in accordance with Section 2.1 of the Purchase Agreement.
          “Other Stockholder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant selling Other Stockholder or used or referred to by such Other Stockholder in connection with the offering of Registrable Securities.
          “Permitted Transfer” shall have the meaning set forth in Section 2.2(a) of this Agreement.
          “Permitted Transferee” shall have the meaning set forth in Section 2.2(a) of this Agreement.
          “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization or any other entity or organization, including a Governmental Entity.
          “Prospectus Supplement” shall have the meaning set forth in Section 5.1(a).

4

          “Purchase Agreement” shall have the meaning set forth in the first recital to this Agreement.
          “Registrable Securities” shall mean the shares of Common Stock issued by the Company to the Other Stockholders pursuant to the Purchase Agreement and any shares of capital stock of any Person issued or issuable with respect of such shares of Common Stock as a result of any stock split, stock dividend or similar event that would be automatically covered by the Shelf Registration Statement pursuant to Rule 416 under the Securities Act.
          “Regulation S” shall have the meaning set forth in Section 3.3(b) of this Agreement.
          “SEC” shall mean, at any time, the United States Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.
          “SEC Reports” shall have the meaning set forth in Section 4.1(a) of this Agreement.
          “Securities” shall mean all shares of Common Stock of the Company, all securities, directly or indirectly, convertible into or exchangeable for shares of Common Stock of the Company and all options, warrants, and other rights to purchase or otherwise, directly or indirectly, acquire from the Company shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Sellers’ Representatives” shall have the meaning set forth in Section 2.3(b) of this Agreement.
          “Selling Securityholder Questionnaire” shall have the meaning set forth in Section 5.1(a).
          “Shelf Form S-3” shall have the meaning set forth in Section 4.1(b).
          “Shelf Registration Period” shall have the meaning set forth in Section 5.1(b).
          “Shelf Registration Statement” shall mean the Shelf Form S-3, any replacement registration statement in compliance with Rule 415(a)(6) under the Securities Act, and, where applicable, any other registration statement filed under the Securities Act in order to register the Registrable Securities for resale by the Other Stockholders, in each case as amended and/or supplemented by all amendments, including post-effective amendments, and supplements thereto.
          “Stockholder” shall have the meaning set forth in the preamble to this Agreement, subject to Section 2.2 hereof. The term “Stockholder” shall, however, include and be limited to

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those Persons who are, at the Closing Date, included in the definition of Sellers in accordance with Section 2.1 of the Purchase Agreement and have executed this Agreement or have acceded to this Agreement and the Purchase Agreement in accordance with Section 2.1 of the Purchase Agreement. To the extent any of the Persons included in the definition of Sellers in accordance with the Purchase Agreement cease to be included in such definition on or prior to the Closing Date, such Persons shall automatically be excluded from the definition of Stockholder under this Agreement and shall immediately cease to be parties to this Agreement.
          “Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.
          “Suspension Notice” shall have the meaning set forth in Section 5.1(b).
          “Suspension Period” shall have the meaning set forth in Section 5.1(b).
          “Terminated Director” shall mean any Director (a) who was terminated for individual grounds in accordance with Chapter 7, Section 2 of the Finnish Employment Contracts Act or (b) dismissed without notice due to Director’s willful acts which seriously hurt the interests of the Company or its Subsidiaries, or (c) who gives a termination notice due to a reason not attributable to a material breach by the Company or such Subsidiary of any employment agreement between such Director and the Company or such Subsidiary.
          “Transfer” shall have the meaning set forth in Section 2.1(a) of this Agreement.
          “US Stockholders” shall mean those Stockholders with one asterisk (*) or two asterisks (**) set forth next to each of their names on Schedule I attached hereto.
          “WKSI” shall mean a “well-known seasoned issuer” as such term is defined in Rule 405 under the Securities Act.
ARTICLE II
TRANSFER OF SECURITIES
     Section 2.1 Restrictions.
          (a) No Director shall, voluntarily or involuntarily, directly or indirectly, sell, assign, donate, hypothecate, pledge, encumber, grant a security interest in or in any other manner transfer, any Securities, in whole or in part, or any other right or interest therein, or enter into any transaction which results in the economic equivalent of a transfer to any Person (each such action, a “Transfer”), except pursuant to a Permitted Transfer.

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          (b) From and after the date hereof, all certificates or other instruments representing Securities held by each Director shall bear a legend which shall state:
“The sale, transfer, hypothecation, assignment, pledge, encumbrance or other disposition of this share certificate and the shares of Common Stock represented hereby are restricted by and are subject to all of the terms, conditions and provisions of that certain Stockholders Agreement, dated as of March 12, 2011, as amended from time to time, by and between the Company and the stockholders party thereto, which agreement is on file at the principal office of the Company.”
          (c) All certificates representing Securities held by each US Stockholder (other than Securities that have been previously registered and sold pursuant to an effective registration statement under the Securities Act) shall bear a legend which shall state:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or pursuant to any state securities laws. The securities have been acquired for investment and may not be sold or transferred except in compliance with the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an exemption therefrom.”
          (d) All certificates representing Securities held by each Non-US Stockholder (other than Securities that have been previously registered and sold pursuant to an effective registration statement under the Securities Act) shall bear a legend which shall state:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the applicable securities law of any state of the United States or any other jurisdiction and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with the provisions of Regulation S under the Securities Act of 1933, as amended, pursuant to registration under the Securities Act of 1933, as amended, or pursuant to an available exemption from such registration and no hedging transactions may be engaged in with regard to the Common Stock, except in compliance with the Securities Act of 1933, as amended. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act of 1933, as amended.”
          (e) Any attempt to Transfer any Security by a Director which is not in accordance with this Agreement shall be null and void and the Company agrees that it will not cause, permit or give any effect to any Transfer of any Securities to be made on its books and records unless such Transfer is permitted by this Agreement and has been made in accordance with the terms hereof.
          (f) Each Director agrees that it will not effect any Transfer of Securities unless such Transfer is a Permitted Transfer and is made (i) pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration

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requirements of the Securities Act or pursuant to Rule 144 or Rule 144A promulgated under the Securities Act and (ii) in accordance with all applicable Laws (including, without limitation, all securities Laws).
     Section 2.2 Permitted Transfers.
          (a) Notwithstanding anything to the contrary contained herein and subject to Sections 2.2(b) and 2.2(c), a Director may at any time effect any of the following Transfers (each a “Permitted Transfer”, and each transferee of such Director in respect of such Transfer, a “Permitted Transferee”):
     (i) any Transfer of any or all Securities held by a Director following such Director’s death by will or intestacy to such Director’s legal representative, heir or legatee;
     (ii) any Transfer of any or all Securities held by a Director as a gift or gifts during such Director’s lifetime to such Director’s spouse, children, grandchildren or a trust or other legal entity for the exclusive benefit of such Director or any one or more of the foregoing;
     (iii) any Transfer of any or all Securities held by a Director to any Affiliate of such Director; provided, that any such Affiliate shall Transfer such Securities to the Director from whom the Securities were originally received or acquired within five (5) calendar days after ceasing to be an Affiliate of such Director;
     (iv) any Transfer, occurring on or after the first (1st) anniversary of the date hereof, of any or all Common Stock that, together with all prior Transfers of Common Stock (A) by the transferring Director to the Company pursuant to clause (viii) below and (B) by the transferring Director or by any transferee of such transferring Director under clause (ii) or (iii) above, equals not more than 40% of the Common Stock acquired by the transferring Director pursuant to the Purchase Agreement, as listed opposite such Director’s name on Schedule I attached hereto; provided, that at the time of such Transfer, such Director is not a Terminated Director;
     (v) any Transfer, occurring on or after the second (2nd) anniversary of the date hereof, of any or all Common Stock that, together with all prior Transfers of Common Stock (A) by the transferring Director to the Company pursuant to clause (viii) below and (B) by the transferring Director or by any transferee of such transferring Director under clause (ii) or (iii) above or pursuant to Section 2.2(a)(iv), equals not more than 80% of the Common Stock acquired by the transferring Director pursuant to the Purchase Agreement, as listed opposite such Director’s name on Schedule I attached hereto; provided, that at the time of such Transfer, such Director is not a Terminated Director;
     (vi) any Transfer, occurring on or after the third (3rd) anniversary of the date hereof, of any or all of the remaining Securities held by the transferring Director from

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time to time; provided, that at the time of such Transfer, such Director is not a Terminated Director;
     (vii) any Transfer by a Terminated Director, occurring on or after the fifth (5th) anniversary of the date hereof, of any or all of the remaining Securities held by the transferring Director from time to time; and
     (viii) any Transfer to the Company of any or all of the Common Stock deposited by a Director with the Escrow Agent pursuant to the Escrow Agreement, in connection with a claim for indemnification made by the Company pursuant to the Purchase Agreement.
     (ix) For the avoidance of doubt, restrictions on Transfer by the Terminated Director set forth in clauses (iv), (v) and (vi) above shall not apply in case the Director (a) is terminated for grounds other than as provided for in Chapter 7, Section 2 of the Finnish Employment Contracts Act or dismissed without notice due to Director’s willful acts which seriously hurt the interests of the Company or its Subsidiaries, or (b) gives a termination notice due to a reason attributable to a material breach by the Company or such Subsidiary of any employment agreement between such Director and the Company or such Subsidiary.
          (b) In any Transfer referred to above in clauses (i), (ii) or (iii) of Section 2.2(a), the Permitted Transferee shall agree in writing to be bound by all of the provisions of this Agreement, shall execute and deliver to the Company a counterpart to this Agreement, and shall hold all such Securities as a “Director” hereunder as if such Permitted Transferee was an original signatory hereto and shall be deemed to be a party to this Agreement.
          (c) Notwithstanding anything to the contrary contained in this Agreement, none of the Directors shall sell any Securities other than during any period when the directors and officers of the Company and its Subsidiaries are not prohibited from selling Securities pursuant to the written policies and procedures of the Company governing transfers of Securities by such officers and directors as may be in effect from time to time and as such policies and procedures are otherwise applicable to any such Director.
     Section 2.3 Selling Restriction.
          (a) None of the Other Stockholders shall, voluntarily or involuntarily, directly or indirectly, Transfer any Securities, in whole or in part, or any other right or interest therein, or enter into any transaction which results in the economic equivalent of a Transfer to any Person during the three (3)-month period following the Closing Date, except pursuant to Section 2.3(b).
          (b) The Sellers’ Representatives (as such term is defined in the Purchase Agreement), on behalf of all Other Stockholders who desire to sell any Registrable Securities during three (3)-month period following the Closing Date, shall inform the Company in writing no later than on the Closing Date of the number of shares that all Other Stockholders desire to sell during such period, which sales shall be conducted in an orderly fashion through a

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single broker acting as agent for the Other Stockholders. The Company shall use its commercially reasonable efforts to introduce such Other Stockholders to a broker-dealer or market maker satisfactory to the Sellers’ Representatives (it being agreed that each of Deutsche Bank and Morgan Stanley are satisfactory) that can sell, as agent for the Other Stockholders, such Common Stock pro rata into the market upon receiving instructions from the Sellers’ Representatives regarding such sale and at such time as such broker-dealer or market maker deems appropriate and advisable, in light of then current stock market conditions and in accordance with the instructions received from the Sellers’ Representatives, provided that (i) the sales represent less than 20% of the trading volume of the Common Stock on any trading day, (ii) all sales on a single trading day are made using one broker and (iii) the sales are made at times and on days that are determined by the Sellers’ Representatives. The Other Stockholders shall pay all the fees, expenses and commissions of such broker-dealers and market makers. After the expiration of such three (3)-month period, each Other Stockholder shall be free to sell any Common Stock in a manner deemed appropriate by such Other Stockholder and in compliance with this Agreement and applicable laws.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder (provided that the representations and warranties in Section 3.1(b) below are hereby made only by the Directors) hereby severally represents and warrants to the Company as follows:
          (a) Neither the execution and delivery by such Stockholder of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions hereof, will conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (i) any judgment or law applicable to such Stockholder, (ii) any contract to which such Stockholder is a party or by which any of its assets or property are bound, or (iii) the constitutional documents of such Stockholder.
          (b) Each of the Directors understands, with respect to the Common Stock being issued to such Director pursuant to the terms of the Purchase Agreement, that (i) the offer, sale and distribution of such Common Stock has not been registered under the Securities Act or the securities or “blue sky” laws of any jurisdiction and such Common Stock is issued by reason of specific exemptions from registration under the provisions thereof which depend, in part, upon the investment intent of such Director and upon the representations made by such Director in this Agreement, (ii) such Common Stock cannot be offered, sold or transferred unless it is registered and/or qualified under the Securities Act and any other applicable securities and “blue sky” laws, or is exempt from such qualification or registration, and the provisions of this Agreement have been complied with, (iii) there is no assurance that any exemption from registration under the Securities Act and any applicable state or “blue sky” laws or regulations will be available, or if available, that such exemption will allow such Director to dispose of or otherwise Transfer any or all of such Common Stock in the amounts or at the times such Director may propose, (iv) the Company has no obligation or present intention of registering such Common Stock, and (v) the

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Company is relying upon the representations, warranties and agreements made by such Director in this Agreement.
          (c) Such Stockholder is familiar with the terms and provisions of this Agreement. Such Stockholder hereby represents and acknowledges that it has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. Such Stockholder hereby agrees to be bound by all of the terms and provisions of this Agreement applicable to such Stockholder.
          (d) Such Stockholder (i) in case of a US Stockholder, has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement; and (ii) is able to bear the economic risk of the investment in the Common Stock for an indefinite period of time.
          (e) Unless one asterisk (*) or two asterisks (**) is set forth next to such Stockholder’s name on Schedule I attached hereto, such Stockholder is not a “US Person” as defined in Rule 902 of Regulation S.
     Section 3.2 Additional Representations and Warranties of the US Stockholders. In addition to the representations and warranties set forth in Section 3.1, each US Stockholder hereby severally represents and warrants to the Company as follows:
          (a) Such US Stockholder is acquiring the Common Stock for its own account for investment and not with a view to, or offer or sale in connection with, any distribution thereof or with any present intention of offering or selling or otherwise disposing of such Common Stock in violation of U.S. federal or state securities Laws.
          (b) Such US Stockholder represents that neither the Company nor any Person acting on its behalf, has offered to sell or sold the Common Stock (or any other Securities of the Company) to such US Stockholder by means of any form of general solicitation or general advertising.
          (c) Such US Stockholder (i) has been provided with access to all information concerning the Common Stock, the Company and its Subsidiaries, as such US Stockholder has requested and has had an opportunity to ask questions of, and to receive answers from, management of the Company and to obtain such additional information concerning the Common Stock, the Company and its Subsidiaries as such US Stockholder deems necessary in connection with its acquisition of the Common Stock; and (ii) fully understands the nature, scope and duration of the limitations applicable to the Common Stock.
          (d) At the time such US Stockholder was offered the Common Stock, and as of the date hereof and as of the Closing Date such US Stockholder was and will be, either (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act (as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act), and the Company is relying upon such representation and warranty or (ii) a Non-Accredited US

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Stockholder and received or will receive the information specified in Rule 502(b) under the Securities Act.
          (e) Such US Stockholder is not party to any contract or agreement, including any voting trust or other voting arrangement, whereby any of the Common Stock or any interest therein is to be offered, sold, assigned, pledged, hypothecated or otherwise transferred.
     Section 3.3 Additional Representations and Warranties of the Non-US Stockholders. In addition to the representations and warranties set forth in Section 3.1, each Non-US Stockholder hereby severally represents and warrants to the Company as follows:
          (a) Such Non-US Stockholder (i) has his, her or its principal address outside the United States, and (ii) was located outside the United States at the time any offer to sell the Common Stock was made to such Non-US Stockholder and at the Closing.
          (b) Such Non-US Stockholder understands, certifies and agrees that such Non-US Stockholder (i) is not a U.S. person (as defined in Rule 902(k) under the Securities Act) and is not acquiring the Common Stock for the account or benefit of any U.S. person, (ii) is acquiring the Common Stock in an offshore transaction within the meaning of and in accordance with Rules 901 and 903 of Regulation S (“Regulation S”) promulgated under the Securities Act, (iii) is not acquiring, and has not entered into any discussions regarding such Non-US Stockholder’s acquisition of, the Common Stock while such Non-US Stockholder was in the United States or any of its territories or possessions, (iv) is familiar with the rules and restrictions set forth in Regulation S and has not undertaken and will not undertake any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Common Stock, (v) will not engage in hedging transactions with regard to the Common Stock, except in compliance with the Securities Act, and (vi) is not a “distributor” within the meaning Rule 902(d) under the Securities Act with respect to the Common Stock.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Section 4.1 Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows:
          (a) SEC Reports; Disclosure Materials; Rule 144(i). The Company has (i) filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act for the twelve months preceding the Closing Date (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension and (ii) submitted electronically and posted on its corporate Web site every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the twelve months preceding the Closing Date or for such shorter period that the

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Company was required to submit and post such files. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading. Each of the consolidated financial statements of the Company and its Subsidiaries contained in the SEC Reports, together with related schedules and notes, presents fairly in all material respects the financial position of the Company and its consolidated Subsidiaries at the dates indicated and the statement of operations and stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the periods specified (subject, in the case of unaudited interim financial statements, to normal year-end adjustments), and said financials have been prepared in accordance with the United States generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as disclosed therein. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.
          (b) Shelf Registration Statement; WKSI. As of the date hereof, (i) no stop order suspending the effectiveness of the Registration Statement on Form S-3 (No. 333-170455) filed by the Company with the SEC on November 8, 2010 (the “Shelf Form S-3”) was or will be issued and no proceedings for that purpose were or will be initiated; and (ii) the Shelf Form S-3 complied and will comply in all material respects with the applicable requirements of the Securities Act and did not contain and will not contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Shelf Form S-3, when supplemented with an appropriate prospectus supplement, may be used to register Common Stock for the resale from time to time by selling securityholders. At the time of the filing of the Shelf Form S-3, the Company qualified as a WKSI. The Company shall use its commercially reasonable efforts so that, as of the Closing Date, (i) no stop order suspending the effectiveness of the Shelf Form S-3 has been issued and no proceedings for that purpose has been initiated; (ii) the Shelf Form S-3 complies in all material respects with the applicable requirements of the Securities Act and does not contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (iii) at the time of the most recent amendment to the Shelf Form S-3 for the purpose of complying with Section 10(a)(3) of the Securities Act, if any, the Company qualified as a WKSI.
ARTICLE V
REGISTRATION OF THE REGISTRABLE SECURITIES; OTHER MATTERS
     Section 5.1 Shelf Registration Statement and Prospectus Supplement.
          (a) Not later than ten (10) Business Days prior to the Closing Date, each of the Other Stockholders shall furnish to the Company a completed Selling Securityholder Questionnaire, the form of which is attached hereto as Exhibit A (the “Selling Securityholder Questionnaire”), containing the information required for use in the preparation of the Prospectus Supplement (as defined below), provided that, for the purpose of this Section 5.1(a), an Other

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Stockholder shall be deemed to have provided the number of Registrable Securities owned by such Other Stockholder on a timely basis if the Sellers’ Representatives, on behalf of such Other Stockholder, provide such information to the Company not later than one (1) Business Day prior to the Closing Date. The Company shall prepare a Prospectus Supplement, pursuant to Rule 424 under the Securities Act to the Shelf Form S-3 (together with the accompanying base prospectus, the “Prospectus Supplement”) reflecting, among other things, the information contained in the Selling Securityholder Questionnaires provided to the Company by the Other Stockholders at least ten Business Days prior to the Closing Date. If during the Shelf Registration Period any event with respect to either an Other Stockholder or any Affiliate of an Other Stockholder shall occur which is required at that time to be described in the Prospectus Supplement and is not already so described therein, such Other Stockholder shall promptly notify the Company. Not later than two (2) Business Days after the Closing Date, (i) the Company shall file with the SEC the Prospectus Supplement to cover the registration of the Registrable Securities for resale by the Other Stockholders that have furnished to the Company the Selling Securityholder Questionnaire not later than ten Business Days prior to the Closing Date; and (ii) the Company shall cause its counsel to issue a blanket opinion (the “Blanket Opinion”) to the Company’s transfer agent stating that the Registrable Securities covered by the Prospectus Supplement are subject to an effective registration statement and, when transferred in a transaction covered by the Prospectus Supplement, can be issued free of any restrictive legend(s), subject to customary qualifications. The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the earlier of (i) when each Other Stockholder is able to sell all of their Registrable Securities without volume and manner of sale restrictions under Rule 144, and (ii) when each Other Stockholder has sold all of its Registrable Securities pursuant to such Shelf Registration Statement (the “Shelf Registration Period”); provided, however, that the Company shall have the right to suspend the use of the Shelf Registration Statement for not more than forty-five (45) Business Days in the aggregate during any 12-month period (a “Suspension Period”) if (x) the Company is engaged in an material activity or transaction or preparations for a material activity or transaction that the Company desires to keep confidential for business reasons and the Company determines in good faith that the disclosure of such activity, transaction or preparations would otherwise be required by disclosure requirements under the Securities Act, and (y) the Company provides the Other Stockholders with written notice of such suspension (a “Suspension Notice”). The Company shall use its commercially reasonable efforts to lift any such suspension as promptly as practicable after the condition specified in clause (x) above is no longer applicable. The Stockholders agree to treat and keep the existence of any such suspension confidential. If the Company suspends the use of the Shelf Registration Statement, the Other Stockholders shall immediately cease Transfers of shares pursuant thereto upon the receipt of the Suspension Notice. The Company shall promptly notify the Other Stockholders when the Shelf Registration Statement may once again be used. Prior to the expiration of the Shelf Registration Period, each Other Stockholder shall notify the Company of each Transfer of Registrable Securities within ten Business Days of such Transfer.
          (b) The Company shall, other than during a Suspension Period, (i) as promptly as practicable, prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement, or such replacement registration statements in

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compliance with Rule 415(a)(6), as may be necessary to keep the Shelf Registration Statement continuously effective and available for the resale of the Registrable Securities by the Other Stockholders during the Shelf Registration Period; (ii) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the SEC pursuant to Rule 424 under the Securities Act; and (iii) use its commercially reasonable efforts to comply with the provisions of the Securities Act applicable to the disposition of Registrable Securities covered by the Shelf Registration Statement during the Shelf Registration Period in accordance with the intended methods of disposition by the Other Stockholders set forth in such Shelf Registration Statement as so amended or such prospectus as so supplemented.
          (c) If in connection with the filing of the Company’s Annual Report on Form 10-K prior to and during the Shelf Registration Period, the Company does not qualify as a WKSI, then the Company shall use its commercially reasonable efforts to make such filings as are necessary to maintain an effective Shelf Registration Statement related to the resale of the Registrable Securities. If a new non-automatic shelf registration statement is filed, the Company shall use its commercially reasonable efforts to cause the new Shelf Registration Statement to become effective as promptly as practicable after such filing and to keep the new Shelf Registration Statement continuously effective during the Shelf Registration Period.
          (d) The Company shall use its commercially reasonable efforts to obtain the withdrawal, at the earliest possible time, of an order suspending the effectiveness of the Shelf Registration Statement, if applicable.
          (e) The Other Stockholders acknowledge that the Company is required to maintain the accuracy of the information included in the Shelf Registration Statement, including information contained in the Prospectus Supplement. To the extent required to comply with the Securities Act, the Other Stockholders shall promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that the Shelf Registration Statement and Prospectus Supplement shall not contain, with respect to such Other Stockholder, an untrue statement of material fact or omit to state a fact necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading.
     Section 5.2 Registration Procedures.
          (a) In connection with the Company’s obligations with respect to the registration of the Registrable Securities, the Company shall during the Shelf Registration Period:
               (i) promptly notify the Other Stockholders and confirm such advice in writing, (A) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation or threatening of any proceedings for that purpose, or (B) that the Shelf Registration Statement or prospectus or prospectus supplement or any document incorporated by reference therein contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements

15

therein (in the case of the Prospectus Supplement, in light of the circumstances under which they were made) not misleading; and
               (ii) unless available on EDGAR, deliver to the Other Stockholders as many copies of the prospectus relating to the Registrable Securities and any amendment or supplement thereto in conformity with the requirements of the Securities Act, as such Other Stockholders may reasonably request, to permit such Other Stockholders to satisfy the prospectus delivery requirements of the Securities Act.
          (b) In the event that the Company would be required, pursuant to Section 5.2(a)(i)(B), to notify the Other Stockholders, the Company shall prepare and furnish to the Other Stockholders a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of the Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading. The Other Stockholders agree that upon receipt of any notice from the Company pursuant to Section 5.2(a)(i)(B), they shall forthwith discontinue the disposition of the Registrable Securities until they shall have received copies of such amended or supplemented prospectus, and if so directed by the Company, the Other Stockholders shall deliver to the Company all copies, other than permanent file copies, then in their possession of the prospectus covering such Registrable Securities at the time of receipt of such notice.
          (c) The Company may require the Other Stockholders to furnish to the Company such information regarding the Other Stockholders and their intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing, but only to the extent that such information is required in order to comply with the Securities Act; provided that the Company shall not be required to amend or supplement the Shelf Registration Statement to permit the resale by the Other Stockholders of Registrable Securities in an underwritten offering. Each Other Stockholder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Other Stockholder to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Other Stockholder or such Other Stockholder’s intended method of distribution of such Registrable Securities or omits or would omit to state any material fact regarding such Other Stockholder or such Other Stockholder’s intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Other Stockholder or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, prospectus supplement or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading.

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     Section 5.3 Indemnification; Contribution.
          (a) The Company agrees to indemnify and hold harmless each Other Stockholder holding Registrable Securities, the Affiliates, directors, officers, employees, members, managers and agents of each such Other Stockholder and each Person who controls any such Other Stockholder within the meaning of either the Securities Act or the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (or actions in respect thereof), including, without limitation, any legal or other expenses, reasonably incurred in connection with defending or investigating any such action or claim, to which they or any of them may become subject insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any violation of the Securities Act, Exchange Act or state securities Laws, or upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company will not be liable in any case to the extent that any such loss, claim, damage, liability or expense arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Other Stockholder specifically for inclusion therein including, without limitation, any notice and questionnaire, (ii) out of sales of Common Stock made during a Suspension Period or (iii) to the extent that a prospectus or Free Writing Prospectus relating to the Registrable Securities was required to be delivered by the Other Stockholder under the Securities Act, out of or is caused by such Other Stockholder’s failure to deliver a copy of any preliminary, final or summary prospectus or Free Writing Prospectus, or any amendments thereof or supplements thereto, at or prior to the written confirmation of the sale of Registrable Securities and if the prospectus or the Free Writing Prospectus, or any amendments thereof or supplements thereto, would have cured the defect giving rise to such losses, claims, damages, liabilities and expenses, and after the Company has furnished such Indemnified Party with a sufficient number of copies of the same.
          (b) Each Other Stockholder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers and agents and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any violation of the Securities Act, Exchange Act or state securities Laws, upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement as originally filed or in any amendment thereof, or in the Disclosure Package, or any Other Stockholder Free Writing Prospectus, preliminary, final or summary prospectus included in any such registration statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or

17

alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary prospectus or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance on and in conformity with any written information relating to such Other Stockholder furnished to the Company by or on behalf of such Other Stockholder specifically for inclusion therein; provided, however, that the total amount to be indemnified by such Other Stockholder pursuant to this Section 5.3(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions, if any) received by such Other Stockholder upon the sale of the Registrable Securities to which such registration statement or prospectus relates.
          (c) Promptly after receipt by an indemnified party under this Section 5.3 of notice of the commencement of any action or proceeding (including governmental investigation), such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 5.3, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve it from liability under Section 5.3(a) or Section 5.3(b) unless and to the extent such action and such failure results in material prejudice to the indemnifying party. If any such claim, action or proceeding shall be brought against the indemnified party and it notifies the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel satisfactory to the indemnifying party if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would, in the reasonable judgment of the indemnified party, present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party, based on advice of counsel to the indemnified party, shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after written notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. An indemnifying party shall not be liable under this Section 5.3 to any indemnified party regarding

18

any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party in writing. No indemnifying party, in the defense of any such claim or litigation, shall, except with the written consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
          (d) In the event that the indemnity provided in Section 5.3(a) or Section 5.3(b) is unavailable to an indemnified party for any reason, then each applicable indemnifying party agrees to contribute to the aggregate losses, claims, damages and liabilities (including, without limitation, legal or other expenses reasonably incurred in connection with investigating or defending same) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Other Stockholders on the other hand from the transactions contemplated by the Purchase Agreement and this Agreement. If, however, this allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Other Stockholders on the other hand from the transactions contemplated by the Purchase Agreement and the relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.3(d) were determined by pro rata allocation (even if the Other Stockholders or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5.3(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 5.3(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.3(d), no Other Stockholder shall be required to contribute any amount in excess of the net proceeds (after deducting underwriters’ discounts and commissions, if any) received by such Other Stockholder upon the sale of the Registrable Securities. Notwithstanding the provisions of this Section 5.3(d), no Person guilty of fraudulent

19

misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
          (e) The agreements contained in this Section 5.3 shall survive the sale of the Registrable Securities by the Other Stockholders and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement after the Closing.
     Section 5.4 Other Matters.
          (a) The Company covenants that for so long as the Company is otherwise required to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing pursuant to the Exchange Act and to submit electronically and post on its corporate Web site every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T. If the Company is not then required to file reports pursuant to the Exchange Act, it shall use its commercially reasonable efforts to prepare and furnish to the Stockholders and make publicly available in accordance with Rule 144(c) such information as is required for the Stockholders to sell the Common Stock under Rule 144 promulgated under the Securities Act. The Company further covenants that it shall use its commercially reasonable efforts to take such further action as any Stockholder may reasonably request, to the extent required from time to time to enable the Stockholders to sell such Common Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.
          (b) Upon the calculation of the number of shares of Common Stock issuable to the Other Stockholders in accordance with Section 4.2(a) of the Purchase Agreement, the Company and the Sellers’ Representatives shall complete Schedule I attached hereto by listing the number of shares of Common Stock to be issued to each Other Stockholder at the Closing opposite such Other Stockholders name on Schedule I attached hereto.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Entire Agreement. This Agreement, including the schedules hereto and any other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 6.2 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

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     Section 6.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
     Section 6.4 Notices. Any notice or other communication required or permitted under this Agreement, which all shall be in the English language, shall be deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient, (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service and (v) e-mail with e-mail acknowledgement of receipt to the party in question, in each case addressed as follows:
If to the Company, to:
American Superconductor Corporation
64 Jackson Road
Devens, MA 01434
Attention: John Powell, General Counsel
Telephone: 978-842-3539
Facsimile: 978-842-3530
E-mail: jpowell@amsc.com
and if to any of the Stockholders, to the addresses, facsimile numbers or e-mail addresses set forth opposite each of their names on Schedule I attached hereto; or such other addresses, numbers or e-mail addresses as shall be furnished in writing by any such party.
     Section 6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Stockholders and their respective successors and Permitted Transferees. Any or all of the rights of a Stockholder under this Agreement may be assigned or otherwise conveyed by any Stockholder only in connection with a Transfer of Securities which is in compliance with this Agreement.
     Section 6.6 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
     Section 6.7 Resolution of Disputes. All disputes under this Agreement shall be resolved in accordance with the procedures described in Section 12.9 of the Purchase Agreement.
     Section 6.8 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
     Section 6.9 Amendments; Waivers.
          (a) No provision of this Agreement contained in Article II hereof or in the definitions of any defined terms used in Article II may be amended, modified or waived without the prior written consent of the Company and the holders of more than fifty percent (50%) of the issued and outstanding Securities held by the Directors, collectively; provided, that no amendment, modification or waiver of any such provisions shall adversely

21

affect the rights or obligations of any Director (i) in a manner different from any other Director and disproportionately adverse to any Director or (ii) specifically granted to or imposed upon such Director but not to or upon all other Directors, in each case without such Director’s prior written consent.
          (b) No provision of this Agreement contained in Sections 5.1 to 5.3 hereof or in the definitions of any defined terms used in such Sections may be amended, modified or waived without the prior written consent of the Company and the holders of more than fifty percent (50%) of the issued and outstanding Securities held by the Other Stockholders, collectively; provided, that no amendment, modification or waiver of any such provisions shall adversely affect the rights or obligations of any Other Stockholder (i) in a manner different from any other Other Stockholder and disproportionately adverse to any Other Stockholder or (ii) specifically granted to or imposed upon such Other Stockholder but not to or upon all other Other Stockholders, in each case without such Other Stockholder’s prior written consent.
          (c) Except for the provisions of Article II and the definitions of any defined terms used therein, which shall be governed by Section 6.9(a), and the provisions of Sections 5.1 to 5.3 and the definitions of any defined terms used therein, which shall be governed by Section 6.9(b), no other provision of this Agreement and the definitions of any defined terms used therein may be amended, modified or waived without the prior written consent of the Company and the holders of more than fifty percent (50%) of the issued and outstanding Securities held by the Stockholders, collectively; provided, that no amendment, modification or waiver of any such provisions shall adversely affect the rights or obligations of any Stockholder (i) in a manner different from any other Stockholder and disproportionately adverse to any Stockholder or (ii) specifically granted to or imposed upon such Stockholder but not to or upon all other Stockholders, in each case without such Stockholder’s prior written consent.
          (d) Notwithstanding anything set forth in this Section 6.9 to the contrary, (i) no amendment or modification to, or deletion of, this Section 6.9 shall be effective unless unanimously approved by all of the Stockholders, (ii) the addition of parties to this Agreement in accordance with its terms shall not be deemed to be an amendment, modification or waiver requiring the consent of any Stockholder, and (iii) the completion of Schedule I by the Company and the Sellers’ Representatives in accordance with Section 5.4(b) shall not be deemed to be an amendment, modification or waiver requiring the consent of any Stockholder.
     Section 6.10 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 6.11 Specific Performance. Each of the Company and each Stockholder agrees that irreparable damages would occur to the Company or such Stockholder, as the case may be, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Company and each Stockholder shall be entitled to seek an injunction or injunctions to prevent actual breaches of

22

this Agreement by the Company or the Stockholders, as the case may be, and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to having any other remedies to which the Company or such Stockholder is entitled at law or in equity and without the necessity of proving damages or posting a bond or other security.
     Section 6.12 Expenses. The Company shall bear all fees and expenses incurred in connection with the performance of its obligations under Sections 5.1 and 5.2.
     Section 6.13 Termination. This Agreement shall automatically terminate and be void ab initio immediately upon termination of the Purchase Agreement in accordance with its terms.
* * *

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION
By:
Name:
Title:

POWER FUND I KY	POWER FUND II KY

Veijo Karppinen	Jarmo Saaranen

VACON PLC

Vesa Laisi

START FUND I KY

Henri Grundstén	Jukka-Pekka Mäkinen

Dag Sandås	Pertti Kurttila

Reijo Takala	Jari Kemppi

Anders Troedson	Jukka Rantanen

Veijo Karppinen
As attorney-in-fact for the following parties hereto:

Ahonen Mikko	Ahvo Risto
Ala Milla	Alamäki Jarmo
Alho Timo	Autio Pekka
Backlund Marcus	Baoquan Liu
Black Paul	Groshev Sergey
Hao Jixiang	Heinonen Seppo
Hermunen Pekka	Hertsbacka Henna
Hewitt Simon	Huppunen Jussi
Hämäläinen Mikko	Ikonen Mika
Isotalo Esko	Jaaksi Lilja
Jantunen Mika	Kalervo Pasi
Kankaala Kari	Koiranen Johanna
Korhonen Ari	Koskela Mika
Koskela Pasi	Koskinen Mona
Koskiniemi Kari	Kristola Marko
Laukkanen Jorma	Lewing Raimo
Lipsanen Anssi	Lipsanen Esa
Munkki Marianne	Mäkynen Arto
Mäntylä Mika	Niemelä Hanna
Nummi Ulla-Riitta	Nykänen Päivi
O’Reilly Tom	Ollila Harri
Paakkunainen Jussi	Partinen Janne
Pesonen Veli	Pirkola Sami
Pohtola Janne	Puranen Jussi
Pyrhönen Juha	Pyrhönen Olli
Rajala Arita	Ranta Marina
Raunio Mari-Lotta	Reinilä Juha
Rönnlund Kaj	Salmela Marko
Schreiber Dejan	Semikron International GmbH
Silventoinen Pertti	Suutarinen Ari
Söderman Kim	Turku Tuula
Törmänen Pasi	Wainio Sami
Vallinmäki Alpo	Vallinmäki Sari
Vepsäläinen Jari	Westerberg Anders
Yli-Mutka Pekka	Zhao Ti

26

Schedule I
STOCKHOLDERS1
Directors

Name of Director	Number of Shares	Notice Address

Other Stockholders

Name of Other Stockholder	Number of Shares	Notice Address

[1]	(*) indicates such Person is a US Stockholder. (**) indicates such Person is a Non-Accredited US Stockholder, i.e., a US Stockholder who is not an “accredited investor” under Rule 501.

EXHIBIT A
FORM OF SELLING STOCKHOLDER QUESTIONNAIRE

To:	American Superconductor Corporation (“AMSC”) c/o •
Reference is made to (1) the Share Purchase Agreement, dated as of March 12, 2011, by and among AMSC and the persons listed on Appendix A thereto, on behalf of themselves and the persons listed on Appendix B thereto (the “Purchase Agreement”), and (2) the Stockholders Agreement, dated March 12, 2011, by and among AMSC and the persons listed on Schedule I attached thereto (the “Stockholders Agreement”).
Shares of AMSC common stock issued at the closing pursuant to the Purchase Agreement are referred to as “Registrable Securities.” “Beneficial Ownership” has the meaning contemplated under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes shares issuable upon the exercise of options that will be vested within 60 days.
Pursuant to the Stockholders Agreement, the undersigned hereby furnishes to AMSC the following information for use by AMSC in connection with the preparation of the Prospectus Supplement contemplated by Section 5.1 of the Stockholders Agreement. Holders of Registrable Securities who do not complete, execute and return this Questionnaire in accordance with the instructions on the signature page of this Questionnaire at least 10 Business Days prior to the closing of the transactions contemplated by the Purchase Agreement (1) will not be named as selling stockholders in the Prospectus Supplement and (2) may not use the Prospectus Supplement for resales of Registrable Securities.
(1)	Name and Contact Information:

Full legal name of record holder:

Address of record holder:

U.S. Social Security Number or Taxpayer identification number of record holder, if applicable:

Identity of beneficial owner, if different than record holder (Note: A “beneficial owner” means a person who directly or indirectly alone or with others has power to vote or dispose of the stock covered by this Questionnaire):

Name of contact person:

Telephone number of contact person:

Fax number of contact person:

E-mail address of contact person:

(2)	Beneficial Ownership of Registrable Securities:
(a) Number of Registrable Securities to be owned by Selling Stockholder (consisting of the number of Registrable Securities to be acquired upon the closing of the transactions contemplated by the Purchase Agreement):

(b) Except as set forth below in this Item (2)(b), the Selling Stockholder requests that all such Registrable Securities be registered:

(3)	Beneficial Ownership of Other Securities of AMSC Owned by the Selling Stockholder:
Except as set forth below in this Item (3), the undersigned is not the beneficial or registered owner of any securities of AMSC other than the Registrable Securities listed above in Item (2)(a).
Type and amount of other securities beneficially owned by the Selling Stockholder:

(4)	Relationships with AMSC:
Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with AMSC (or its predecessors or affiliates) during the past three years.
State any exceptions here:

(5)	Plan of Distribution:
Except as set forth below, the undersigned intends to distribute pursuant to the Registration Statement and Prospectus Supplement the Registrable Securities listed above in Item (2) in accordance with the “Plan of Distribution” section enclosed with this Questionnaire:
State any exceptions here:

Note: In no event will such method(s) of distribution take the form of an underwritten offering of the Registrable Securities.
(6)	Selling Stockholder Affiliations and Broker-Dealer Status:

(a)	Is the Selling Stockholder a registered broker-dealer?

(b)	If “yes” to Section (6)(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?
Yes ☐       No ☐
Note: If “no” to Section (6)(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Prospectus Supplement.
(c)	Is the Selling Stockholder an affiliate of or a person affiliated with a registered broker-dealer(s)? (For purposes of this response, an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.)

(d)	If the answer to Item (6)(c) is yes, identify the registered broker-dealer(s) and describe the nature of the affiliation(s):

(e)	If the answer to Item (6)(c) is yes, did the Selling Stockholder acquire the Registrable Securities in the ordinary course of business (if not, please explain)?

(f)	If the answer to Item (6)(c) is yes, did the Selling Stockholder, at the time of purchase of the Registrable Securities, have any agreements, plans or understandings, directly or indirectly, with any person to distribute the Registrable Securities (if yes, please explain)?

     Note: If the Selling Stockholder is an affiliate of a broker-dealer and did not purchase its Registrable Securities in the ordinary course of business or at the time of the purchase had any agreements, plans or understandings, directly or indirectly, with any person to distribute the Registrable Securities, AMSC may be required to identify the Selling Stockholder as an underwriter in the Registration Statement, any amendments thereto and the related prospectus and any prospectus supplements.
(7)	Voting or Investment Control over the Registrable Securities:

If the Selling Stockholder is not a natural person, please identify the natural person or persons who have voting or investment control over the Registrable Securities listed in Item (2) above:

Pursuant to the Stockholders Agreement, the undersigned is required to notify AMSC in writing of any and all sales of Registrable Securities within ten (10) business days.
Pursuant to Section 5.1 of the Stockholders Agreement, the undersigned acknowledges that AMSC may, by written notice to the undersigned, suspend the Registration Statement and require that the undersigned immediately cease sales of Registrable Securities pursuant to the Prospectus Supplement and Registration Statement under certain circumstances described in the Stockholders Agreement. At any time that such notice has been given, the undersigned may not sell Registrable Securities pursuant to the Prospectus Supplement and Registration Statement.
The undersigned hereby acknowledges that it understands its obligation to comply, and agrees that it will comply, with the provisions of the Exchange Act and the rules and regulations thereunder, particularly Regulation M in connection with any offering of Registrable Securities pursuant to the Registration Statement and the Prospectus Supplement. The undersigned hereby acknowledges the selling restrictions contained in Section 2.3(b) of the Stockholders Agreement and its indemnity obligations under Section 5.3(b) of the Stockholders Agreement.
By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items (1) through (7) above and the inclusion of such information in the Registration Statement, any amendments and/or supplements thereto, and the related Prospectus Supplement. The undersigned understands that such information will be relied upon by AMSC in connection with the preparation or amendment of the Registration Statement and the related prospectus.
The undersigned has reviewed the answers to the above questions and affirms that the same are true, complete and accurate, and will be true, accurate and complete as of the date of the closing of the transactions contemplated by the Purchase Agreement. THE UNDERSIGNED AGREES TO NOTIFY THE COMPANY IMMEDIATELY OF ANY CHANGES IN THE FOREGOING INFORMATION DURING THE SHELF REGISTRATION PERIOD (AS DEFINED IN THE STOCKHOLDERS AGREEMENT).

Dated: , 2011	Signature of Record Holder (Please sign your name in exactly the same manner as will be on the certificate(s) for the shares being registered)
Please return the completed and executed Questionnaire as soon as possible, and in any event so that it is received no later than 10 business days prior to the closing of the transactions contemplated by the Purchase Agreement, via email to • at • or facsimile to • at • and return the original by overnight mail to •.

Appendix B
Sellers Represented by Sellers’ Representatives
Ahonen Mikko
Ahvo Risto
Ala Milla
Alamäki Jarmo
Alatalo Mika
Alho Matti
Alho Timo
Autio Pekka
Backlund Marcus
Bai Xue
Baoquan Liu
Black Paul
Bond Jr Karl
Cecchi Carlo
Desai Piyush
Doms Sabine
Groshev Sergey
Hao Jixiang
Heinonen Seppo
Hermunen Pekka
Hertsbacka Henna
Hewitt Simon
Hiipakka Laila
Huovila Jukka
Huppunen Jussi
Hyvärinen Jennimaria
Hämäläinen Mikko

Ikonen Mika
Isokangas Juha-Matti
Isotalo Esko
Isuls Maria
Jaaksi Lilja
Jantunen Mika
Järvelä Jyri
Kaakinen Otto
Kalervo Pasi
Kangasmäki Timo
Kankaala Kari
Kannanniemi Vesa
Kettman-Kervinen Lisa
Koiranen Johanna
Korhonen Ari
Koskela Mika
Koskela Pasi
Koskinen Mona
Koskiniemi Kari
Kristola Marko
Kurronen Panu
Laukkanen Jorma
Lehtonen Mari
Lewing Raimo
Lipsanen Anssi
Lipsanen Esa
Malm Markus
Mansikka-Aho Juha
Martin Mathias
Miekka Jan

Munkki Marianne
Mäkynen Arto
Mäntylä Mika
Niemelä Hanna
Nummi Ulla-Riitta
Nykänen Päivi
O’Reilly Tom
Ollila Harri
Paakkunainen Jussi
Partinen Janne
Pesonen Veli
Pesu Pia
Pirkola Sami
Pohjola Mikko
Pohtola Janne
Puranen Jussi
Pyrhönen Juha
Pyrhönen Olli
Pääkkönen Mikko
Qiu WeiJie
Rajala Arita
Ranta Marina
Raunio Mari-Lotta
Reinikka Miika
Reinilä Juha
Russell Roman
Rönnlund Kaj
Salmela Marko
Schreiber Dejan
Semikron International GmbH

Sihvo Ville
Silventoinen Pertti
Sippola Ari
Suikki Antti
Suutarinen Ari
Söderman Kim
Tattari Johanna
Tattari Marika
Toura Matias
Tuominen Hanna
Turku Tuula
Tuuha Marko
Törmänen Pasi
Wainio Sami
Vallinmäki Alpo
Vallinmäki Sari
Wei Li
Vepsäläinen Jari
Westerberg Anders
Viitasalo Jukka
Vilhu Mika
VNT Management Oy
Xu Junjie
Yli-Mutka Pekka
Zhang Xiting
Zhao Ti
ZhaoLi Song
Åberg Rosmari